                   SECURITIES AND EXCHANGE COMMISSION

                       Washington, D.C.  20549




                            FORM 8-K



                          CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934


           Date of Report (date of earliest event reported):
                        September 29, 1994


                           CONSECO, INC.


                      State of Incorporation:
                             Indiana

Commission File                                 IRS Employer ID.
  No. 0-11164                                    No. 35-1468632


                  Address of Principal Executive Offices:
                     11825 North Pennsylvania Street
                        Carmel, Indiana  46032

                             Telephone No.
                            (317) 573-6100

                      CONSECO, INC. AND SUBSIDIARIES

                                  INDEX


                                                                          Page
                                                                          ----
Item 2 -       Acquisition or Disposition of Assets                          3

Item 7 -       Financial Statements and Exhibits
               (a)   The Statesman Group, Inc. and Subsidiaries
                     Unaudited Consolidated Financial Statements
                     as of June 30, 1994 and for the six months
                     ended June 30, 1994 and 1993
                         Consolidated Balance Sheets                         6
                         Consolidated Statements of Income                   8
                         Consolidated Statements of Cash Flows               9
                         Notes to Consolidated Financial Statements         10

                   The Statesman Group, Inc. and Subsidiaries
                     Audited Consolidated Financial Statements
                     as of December 31, 1993 and 1992 and for
                     each of the three years ended December
                     31, 1993
                         Report of Independent Auditors                     14
                         Consolidated Balance Sheets                        15
                         Consolidated Statements of Income                  17
                         Consolidated Statements of Stockholders' Equity    18
                         Consolidated Statement of Cash Flows               19
                         Notes to Consolidated Financial Statements         21

               (b)   Pro Forma Consolidated Financial Information
                         of Conseco, Inc. and Subsidiaries
                            Pro Forma Consolidated Statement of Operations
                               for the six months ended June 30, 1994       51
                            Pro Forma Consolidated Statement of Operations
                               for the year ended December 31, 1993         53
                            Pro Forma Consolidated Balance Sheet as of
                               June 30, 1994                                55
                            Notes to Pro Forma Consolidated Financial
                               Statements                                   57

               (c)   Exhibits

                     2.1  Agreement and Plan of Merger dated as of May
                          1, 1994 by and among Conseco Capital Partners
                          II, L.P., CCP II Acquisition Company and The
                          Statesman Group, Inc.

                     4.12 Indenture dated as of September 29, 1994 between
                          ALHC Merger Corporation and LTCB Trust Company and
                          First Supplemental Indenture dated as of September
                          29, 1994 between American Life Holding Company and the Trustees for the 11-1/4% Senior Subordinated
                          Notes due 2004.

                          The document defining the rights of the holders of the Senior Term Loan obtained by ALHC Merger
                          Corporation as described in Item 2 has been omitted as an exhibit to the Form 8-K, pursuant to Item 601
                          (b)(4)(iii) of Regulation S-K, because the total amount of the ALHC Senior Term Loan is less than 10 percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The
                          Registrant hereby undertakes to furnish copies of such documents to the Commission upon request.

                    CONSECO, INC. AND SUBSIDIARIES

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

             On September 29, 1994, Conseco Capital Partners II, L.P. ("CCP II"), a Delaware limited partnership, completed the acquisition (the "Acquisition") of The Statesman Group, Inc. ("Statesman"). After the Acquisition and related financing transactions, CCP II owns approximately 80
percent of the outstanding shares of Statesman's common stock.   Conseco, Inc.
("Conseco") formed CCP II in February 1994 with several other investors for the purpose of investing in acquisitions of annuity, life and accident and health insurance companies and related businesses. Conseco Partnership Management, Inc., a wholly owned subsidiary of Conseco, is the sole general partner of CCP
II. Because a subsidiary of Conseco is the sole general partner of CCP II, Conseco controls CCP II and Statesman. Accordingly, Conseco's consolidated financial statements will include the accounts of CCP II and Statesman. Conseco, through its direct investment and through its equity interest in the investments made by Bankers Life Holding Corporation ("BLH"), CCP Insurance, Inc. ("CCP Insurance") and Western National Corporation ("WNC"), has approximately a 27 percent ownership interest in Statesman. The remaining 73 percent ownership interest in Statesman is described as the "Statesman Minority Interest".

             The Acquisition was consummated pursuant to an Agreement and Plan of Merger dated May 1, 1994, providing for the merger of Statesman with a subsidiary of CCP II. Statesman's former stockholders received $15.25 in cash per common equivalent share plus a contingent payment right to receive up to another $2.00 in cash per common equivalent share ("the Contingent Consideration") based on the outcome of Statesman's pending litigation against the U.S. Government concerning Statesman's former savings bank subsidiary (the "Government Litigation").

             The Acquisition and related transactions were funded with: (i) $45.0 million of cash contributions made to CCP II by its partners (including $7.2 million provided by wholly owned subsidiaries of Conseco, $1.8 million by BLH, $1.8 million by CCP Insurance, and $3.6 million by WNC), (ii) $57.0 million in cash from the sale in a private placement of the payment-in-kind preferred stock of Statesman (the "Statesman PIK Preferred Stock") (including $25.9 million purchased by BLH and $24.0 million purchased by CCP Insurance)
(iii) $150.0 million in cash from the sale in a public offering by ALHC Merger Corporation, a subsidiary of CCP II which was merged into American Life Holding Company ("ALHC"), a wholly owned subsidiary of Statesman, of its 11-1/4% Senior Subordinated Notes due 2004 (the "ALHC Senior Subordinated Notes") and (iv) $200.0 million in cash from a senior secured loan (the "ALHC Senior Term Loan") obtained by ALHC Merger Corporation (collectively referred to herein as the "Statesman Financing"). The sources and uses of this financing are summarized below (dollars in millions).

         Sources of Funds:
               ALHC Senior Term Loan:
                     Borrowed upon closing of the Acquisition                      $170.0
                     Borrowed upon determination of Government Litigation            30.0   (i)
               ALHC Senior Subordinated Notes                                       150.0
               Statesman PIK Preferred Stock                                         57.0
               Common equity contribution from CCP II                                45.0
                                                                                   ------
                                  Total sources                                    $452.0
                                                                                   ======
         Uses of Funds:
               Payment of cash consideration to acquire Statesman                  $314.1   (ii)
               Payment upon determination of Government Litigation                   30.1   (i)
               Repayment of bank indebtedness of a subsidiary of Statesman           55.5   (iii)
               Transaction fees and expenses                                         14.8
               Purchase of surplus note from American Life and
                     Casualty Insurance Company ("American Life")
                     Statesman's principal operating subsidiary                      24.0
               Cash retained                                                         13.5
                                                                                   ------
                                  Total uses                                       $452.0
                                                                                   ======

(i) In the event of an unfavorable determination of the Government Litigation against the U.S. Government, $30.1 million would be paid to the holders of Statesman's 1988 Series I and II Preferred Stock $1 Par (the "Statesman 1988 Series Preferred Stock"), which is currently held by the U.S. Government. In the event of a favorable determination of this litigation, the same amount, representing a portion of the Contingent Consideration, would be paid to the other former stockholders of Statesman.

                                  CONSECO, INC. AND SUBSIDIARIES


(ii) This amount assumes conversion of all outstanding 6-1/4% Convertible Subordinated Debentures due 2003 of Statesman (the "Convertible Debentures"), which were convertible into an aggregate of 4,528,125 shares of Statesman common stock. To the extent that any holders of the Convertible Debentures do not convert such securities, the proceeds which would have been used to pay such holders will be held in escrow until the Convertible Debentures are converted by the holders thereof, are redeemed by Statesman, or mature.

(iii) A subsidiary of Statesman was the borrower under a credit facility with an outstanding balance including accrued interest and fees of $55.5 million at the Acquisition date which was repaid with a portion of the proceeds from the Statesman Financing.

         In accordance with the CCP II partnership agreement, Conseco received fees for services provided of (i) $4.0 million related to the ALHC Senior Term Loan and the ALHC Senior Subordinated Notes and (ii) $.9 million from the CCP II Partners.

         The ALHC Senior Term Loan was provided by a syndicate of lenders with Bank of America Illinois (formerly Continental Bank, N.A.) (the "Bank") as the agent. The loan has two tranches. One tranche has an aggregate principal amount of $160.0 million ("Tranche A") and the other tranche has an aggregate principal amount of $40.0 million ("Tranche B"). On the Acquisition date, $130.0 million and $40.0 million were borrowed under Tranche A and Tranche B, respectively, with the remaining $30.0 million to be borrowed at a later date when needed to redeem the Statesman 1988 Series Preferred Stock or pay the Contingent Consideration, depending on the outcome of the Government Litigation.

         Tranche A and Tranche B bear interest at a rate of either the Banks's Alternate Reference Rate plus an applicable margin payable monthly or the Interbank Offered Rate ("IBOR") plus an applicable margin for periods of one, two, three or six months as selected by ALHC from time to time (such rate selected for the first three month period was 7.5 percent and 8.0 percent for Tranche A and Tranche B, respectively.) The applicable margin for the rate based on the Bank's Alternate Reference Rate will vary from .25 percent to 1.0 percent for Tranche A and from .75 percent to 1.5 percent for Tranche B depending on the principal amount plus unused commitments. The applicable margin for the rate based on IBOR will vary from 1.5 percent to 2.25 percent for Tranche A and from 2.0 percent to 2.75 percent for Tranche B depending on the principal amount plus unused commitments.

         The principal amounts of Tranche A and Tranche B are payable in annual installments on April 1 of each year according to the following amortization schedule (dollars in millions):


         Payment                                                    Principal Installment
          Date                                              Tranche A                   Tranche B
          ----                                              ---------                   ---------
          1995                                               $ 15.0                     $   -
          1996                                                 16.5                         .5
          1997                                                 23.5                         .5
          1998                                                 26.0                         .5
          1999                                                 26.0                         .5
          2000                                                 26.0                         .5
          2001                                                 27.0                         .5
          2002                                                    -                       37.0
                                                             ------                      -----

                                                             $160.0                      $40.0
                                                             ======                      ======

         Mandatory prepayments will be required (i) from 50 percent of Excess Cash Flow (as defined in the loan agreement), (ii) upon the sale or disposition of any significant assets other than in the ordinary course of business and
(iii) upon the sale or issuance of debt or equity securities of Statesman or any of its subsidiaries. The ALHC Senior Term Loan is secured by, among other things, pledges of the capital stock of ALHC's subsidiaries (American Life and American Life and Casualty Marketing Division Co. ("AMCO") and the surplus notes of American Life held by ALHC. The ALHC Senior Term Loan is unconditionally guaranteed by Statesman and AMCO. Statesman has pledged the common stock of ALHC as security for its guarantee. In addition, CCP II has pledged to the lenders the Statesman common stock owned by CCP II.

                   CONSECO, INC. AND SUBSIDIARIES

         The ALHC Senior Subordinated Notes bear interest at 11.25 percent, payable semiannually on March 15 and September 15, and will mature on September 15, 2004. The ALHC Senior Subordinated Notes are redeemable at the option of ALHC, in whole or in part, at any time on and after September 15, 1999, initially at 105.625 percent of their principal amount, plus accrued interest, declining to 100 percent of their principal amount, plus accrued interest, on and after September 15, 2001.

         Dividends on the Statesman PIK Preferred Stock accrue annually at 13 percent in additional shares of Statesman PIK Preferred Stock through 2005. Thereafter, dividends are payable quarterly at 15 percent per annum in cash. The Statesman PIK Preferred Stock ranks senior to the Statesman common stock with respect to dividends, and upon liquidation, the Statesman PIK Preferred Stock will carry a liquidation preference equal to $1,000 per share, plus
accrued unpaid dividends.   The Statesman PIK Preferred Stock is redeemable at
the option of Statesman, in whole or from time to time in part. The optional redemption price of the Statesman PIK Preferred Stock will be $1,000 per share, plus any accrued and unpaid dividends, and the Statesman PIK Preferred Stock generally will not have any voting rights. As partial consideration for the purchase of the Statesman PIK Preferred Stock, the purchasers received common stock, representing 20 percent of the outstanding common stock of Statesman immediately after the Acquisition.

ITEM 7(a).  FINANCIAL STATEMENTS

                     THE STATESMAN GROUP, INC. and Subsidiaries

                             CONSOLIDATED BALANCE SHEETS
                              (dollars in thousands)

                                       ASSETS
                                                  June 30,       December 31,
                                                  --------       ------------
                                                    1994             1993
                                                    ----             ----
                                                 (Unaudited)       (Audited)
Investments
    Fixed maturities
        Held-to-maturity                        $ 1,395,977       $    747,741
        Available-for-sale                        2,611,978          3,136,315
                                                -----------       ------------
                                                  4,007,955          3,884,056
    Equity securities                                22,639             20,411
    Mortgage loans on real estate                    71,000             66,541
    Policy loans                                     58,065             56,265
    Short-term investments                          110,500             13,919
    Other                                            18,596             14,991
                                                -----------        -----------
          Total investments                       4,288,755          4,056,183

Cash                                                  2,258              9,993
Accrued investment income                            56,726             49,653
Accounts and notes receivable                         9,778             10,310
Deferred policy acquisition costs                   346,193            293,938
Deferred federal income taxes                        45,275
Property and equipment                                9,916             10,518
Securities segregated for the future redemption of
    preferred stock of wholly-owned subsidiary       36,901             35,560
Other assets                                         13,276             11,747
Assets held in separate accounts                     10,680             12,809
                                                -----------        -----------
          Total assets                          $ 4,819,758        $ 4,490,711
                                                ===========        ===========

                              See accompanying notes.

                         THE STATESMAN GROUP, INC. and Subsidiaries

                          CONSOLIDATED BALANCE SHEETS--(Continued)
                                  (dollars in thousands)

                           LIABILITIES AND STOCKHOLDERS' EQUITY

                                                         June 30,       December 31,
                                                         --------      ------------
                                                           1994             1993
                                                           ----             ----
                                                        (Unaudited)       (Audited)

Liabilities
    Policy liabilities and accruals:
        Annuity reserves                                $ 4,089,891      $  3,690,557
        Life insurance reserves                             307,370           301,284
        Other                                                15,387            17,226
                                                        -----------      ------------
                                                          4,412,648         4,009,067
    Other policyholders' funds                               66,761            60,395
    Accrued expenses and other liabilities                   46,386            44,512
    Long-term debt                                          123,980           120,375
    Liabilities related to separate accounts                 10,680            12,809
                                                        -----------      ------------
             Total liabilities                            4,660,455         4,247,158

Commitments and contingencies

Preferred stock of wholly-owned subsidiary                   95,429            95,298

Redeemable preferred stock
    1987 Series II Preferred Stock $1 Par, at liquidation
        value, less ESOP loan guarantee balance; 100,000
        shares issued; 77,130 shares outstanding              3,713             2,963

Stockholders' equity
    Series Preferred Stock $1 Par, 5,000,000 shares
        authorized including redeemable preferred shares;
        issued and outstanding--338,640 shares
        (aggregate liquidation preference $15,339)              339               339
    Common stock, $1 par value, 35,000,000 shares
        authorized; 14,939,899 shares issued                 14,940            14,940
    Additional paid-in capital                               58,616            58,796
    Unrealized depreciation of securities                   (99,970)             (345)
    Retained earnings                                        94,307            79,447
    Common stock in treasury, at cost--1994--1,525,172
        shares; 1993--1,510,243 shares                       (8,071)           (7,885)
                                                        -----------      ------------
          Total stockholders' equity                         60,161           145,292
                                                        -----------      ------------

          Total liabilities and stockholders' equity    $ 4,819,758      $  4,490,711
                                                        ===========      ============

                                     See accompanying notes.


                          THE STATESMAN GROUP, INC. and Subsidiaries

                         CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                       (dollars in thousands, except per share amounts)

                                                            Six Months
                                                          Ended June 30,
                                                          --------------
                                                        1994         1993
                                                        ----         ----
Revenues:
    Premiums and policy fund charges                 $ 26,266      $ 24,335
    Net investment income                             160,812       144,369
    Realized gains (losses) on investments              5,084        10,852
    Other                                               2,746         2,831
                                                     --------      --------
                                                      194,908       182,387
                                                     --------      --------
Benefits, losses and expenses:
    Benefits, claims, losses and
        settlement expenses                           119,114       110,920
    Amortization of deferred policy
        acquisition costs                              22,268        18,546
    Underwriting, acquisition, insurance
        and other expenses                             17,318        17,204
    Interest                                            4,152         2,295
                                                     --------      --------
                                                      162,852       148,965
                                                     --------      --------

            Income before income
               Taxes and minority interest             32,056        33,422

Federal income tax expense                             10,280        11,415
Minority interest-dividends on preferred
    stock of wholly-owned subsidiary                    4,504         4,271
                                                     --------      --------
            Net income                                 17,272        17,736

Less dividend requirements of Series
    Preferred Stock $1 Par, less
    applicable income tax benefits                        796           823
                                                     --------      --------
             Net income applicable
               to common stock                       $ 16,476      $ 16,913
                                                     ========       ========
Net income per common share:
       Primary                                       $   1.17      $   1.17
       Fully diluted                                      .84           .89

Average shares outstanding used in
    computations (in thousands):
       Primary                                         14,105        14,496
       Fully diluted                                   22,302        19,835



                                  See accompanying notes.


                           THE STATESMAN GROUP, INC. and Subsidiaries

                       CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                                  (dollars in thousands)

                                                                                  Six Months
                                                                                Ended June 30,
                                                                                --------------
                                                                              1994         1993
                                                                              ----         ----
Operating activities
    Net income                                                           $    17,272    $   17,736
    Adjustments to reconcile net income to net cash
        from operating activities                                             38,600        10,640
                                                                         -----------    ----------
           Net cash from operating activities                                 55,872        28,376
                                                                         -----------    ----------
Investing activities
    Purchases of fixed maturity investments                               (1,122,887)   (1,933,346)
    Mortgage loans originated                                                (22,802)       (1,077)
    Purchases of equity securities                                           (20,571)       (1,199)
    Purchase of securities placed in escrow account                                         (9,895)
    Net purchases of short-term and other investments                       (100,367)     (113,365)
    Principal repayments on mortgage-backed securities
        and proceeds from the redemption and maturity of
        fixed maturity investments                                           351,782       298,643
    Proceeds from sales of fixed maturity investments                        511,772     1,170,638
    Principal repayments on and sales of mortgage loans                       17,939        21,843
    Proceeds from the redemption and sales of equity securities                7,291        29,585
    Proceeds from sales of real estate acquired in
        satisfaction of debt                                                      56         3,406
    Net sales (purchases) of property and equipment                               22          (777)
                                                                         -----------    ----------
           Net cash used in investing activities                            (377,765)     (535,544)
                                                                         -----------    ----------
Financing activities
    Issuance of long-term debt                                                20,600        98,694
    Payments on long-term debt                                               (16,384)      (25,975)
    Treasury stock acquired                                                     (559)       (2,310)
    Stock options exercised                                                      193
    Receipts from interest-sensitive insurance and
        annuity contracts                                                    549,238       565,614
    Benefit payments on interest-sensitive insurance
        and annuity contracts                                               (236,120)     (135,358)
    Repayments on interest rate swap transaction                              (1,164)       (1,052)
    Dividends paid to stockholders                                            (1,646)         (740)
                                                                         -----------    ----------
           Net cash from financing activities                                314,158       498,873
                                                                         -----------    ----------
Net decrease in cash and cash equivalents                                     (7,735)       (8,295)
Cash and cash equivalents at beginning of period                               9,993        19,404
                                                                         -----------    ----------
           Cash and cash equivalents at end of period                     $    2,258    $   11,109
                                                                         ===========    ==========
Schedule of noncash investing and financing activities:
    Reduction in ESOP loan guarantee                                      $      750    $      900
    Exchange of subordinated debentures for redeemable
         preferred stock of wholly-owned subsidiary                                         30,000
    Exchange of treasury stock for exercised stock options                       180

                                                        See accompanying notes.

                            THE STATESMAN GROUP, INC. and Subsidiaries

                            Notes to Consolidated Financial Statements

              NOTE A--BASIS OF PRESENTATION

              The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information, refer to the consolidated financial statements and notes thereto for the year ended December 31, 1993.

               On September 29, 1994, Conseco Capital Partners II, L.P. ("CCP II"), a Delaware limited partnership, completed the acquisition (the "Acquisition") of the Company (see Note E). The Acquisition will be accounted for as a purchase business combination pursuant to which the reported values of the acquired assets and liabilities of the Company are adjusted to their
estimated fair values at the Acquisition date.   As such, future results of
operations and financial condition of the Company may vary significantly from historical reported results of operations and financial condition.

              NOTE B--STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

              On January 13, 1994, the Company's Board of Directors authorized the repurchase by the Company of up to 1,000,000 shares of the Company's common stock in the open market at then-current market prices during calendar year 1994. Shares thus acquired will be used for general corporate purposes. Through June 30, 1994, the Company had acquired 47,312 shares at an aggregate cost of $559,000 through the repurchase program. As a result of entering into the merger agreement described in Note E, the Company is prohibited from acquiring any shares of its capital stock while the merger is pending.

              The Board of Directors is authorized to issue 5,000,000 shares of Series Preferred Stock $1 Par from time to time in one or more series and to fix the number of shares, designations, voting powers (if any), preferences and rights, and qualifications, limitations or restrictions of each series. Each series of Series Preferred Stock $1 Par shall be distinctly designated and, except as otherwise stated, shall rank equally and be identical in all respects. There were no changes in the number of shares of issued and outstanding Series Preferred Stock $1 Par during the period ended June 30, 1994.

              The Company's redeemable preferred stock consists of 100,000 shares of 1987 Series II Preferred Stock $1 Par, of which there were 77,130 shares outstanding at June 30, 1994 and December 31, 1993. The preferred shares provide that the holder may require the Company to redeem the shares if there is a change in control, as defined, of the Company. The outstanding redeemable preferred shares are presented at their $100 per share liquidation preference, less the outstanding ESOP loan guarantee balance of $4,000,000 and $4,750,000 at June 30, 1994 and December 31, 1993, respectively.

              At June 30, 1994 there were 9,183,724 shares of common stock reserved for conversion of the Series Preferred Stock and 6 1/4% Convertible Subordinated Debentures and for exercise of stock options (includes 1,058,335 shares reserved for conversion of 1987 Series II Preferred Stock $1 Par reported as redeemable preferred stock).

              The Company declared a cash dividend on common stock of $.10 per share in January 1994, which was paid in February 1994. All cumulative dividends on the Company's Series Preferred Stock have been declared and paid by the Company except that cumulative dividends aggregating $4,657,000 have been declared on the 143,640 issued and outstanding shares of the Company's 1988 Series I and II Preferred Stock (the "1988 Series Preferred Stock") but have not been paid and cumulative dividends on the 1988 Series Preferred Stock aggregating $575,000 have not been declared. The Company has set off the amount of the declared dividends on the 1988 Series Preferred Stock against damages believed by the Company to be owing to it by the United States of America arising from pending litigation related to the takeover of the Company's former savings bank subsidiary by government regulators in July 1990 (see Note C).

       11     THE STATESMAN GROUP, INC. and Subsidiaries

              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               NOTE C--CONTINGENCIES

              The Company's subsidiaries are involved in various pending or threatened legal proceedings arising from the conduct of their businesses. These proceedings in some instances include claims for punitive damages and similar types of relief in unspecified or substantial amounts, in addition to amounts for alleged contractual liability or claims for equitable relief. In management's opinion, after consultation with counsel and review of available facts, these proceedings will be ultimately resolved without materially affecting the Company's financial condition.

              The Company's insurance subsidiaries reinsure with other reinsurers that portion of risks exceeding each company's retention limit. These reinsured risks are treated as though, to the extent of the reinsurance, they are risks for which the subsidiaries are not liable. The Company remains contingently liable in the event that the reinsuring companies do not meet their obligations under these reinsurance contracts.

              Prior to 1984, a portion of the life insurance subsidiaries' income was not subject to current income taxation, but was accumulated, for income tax purposes, in "policyholders' surplus accounts." At December 31, 1993, the balances in the policyholders' surplus accounts aggregated $12,672,000. These amounts are not taxable unless distributed to stockholders or unless they exceed certain limitations under the Internal Revenue Code. Management does not intend to take actions nor does it expect any events to occur that would cause income tax to be payable on these amounts; therefore, deferred income taxes of $4,435,000 have not been provided on these amounts.

              The Company has entered into employment continuation agreements with certain executives of the Company and its subsidiaries that provide for payments to these executives of amounts up to four times their annual compensation if there is a change in control of the Company (as defined), and a termination of their employment. The agreements do not constitute employment contracts and only apply in circumstances following a change in control. The maximum contingent liability at June 30, 1994 under these agreements is $6,407,000.

              From time to time, mandatory assessments are levied on the Company's insurance subsidiaries by life and health guaranty associations of most states in which these subsidiaries are licensed to cover losses to policyholders of insolvent or rehabilitated insurance companies. These associations levy assessments (up to prescribed limits) on all member insurers in a particular state in order to pay claims on the basis of the proportionate share of premiums written by member insurers in the lines of business in which the insolvent or rehabilitated insurer engaged. These assessments may be deferred or forgiven in certain states if they would threaten an insurer's financial strength and, in some states, these assessments can be partially recovered through a reduction in future premium taxes. Prior to 1991, these assessments were not material to the Company's financial statements. However, during 1989 through 1992, the economy and other factors caused a number of failures of several large life insurance companies which could result in future assessments in material amounts. Assessments levied against the Company's insurance subsidiaries and charged to expense for the six months ended June 30, 1994 and 1993 and for the three months ended June 30, 1994 and 1993 were $934,000, $228,000, $614,000 and $65,000, respectively. The accompanying consolidated financial statements include provisions for all known assessments that will be levied against the Company as indicated to date by the various state guaranty associations. At the present time, the Company is not able to reasonably estimate what amounts will ultimately be assessed to its subsidiaries in the future for failures that have occurred to date and, as such, the accompanying consolidated financial statements do not include any provision for such potential assessments.

              In August 1990, the Company filed suit in the United States Claims Court (the "Claims Court") against the United States of America. The pending lawsuit concerns contractual agreements which were made by the Federal Savings and Loan Insurance Corporation and the Federal Home Loan Bank Board, former government regulatory agencies that were abolished by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, to induce the Company to capitalize Statesman Bank for Savings, FSB (the "savings bank"), formerly a wholly-owned subsidiary of the Company, for the purpose of acquiring four failed thrift institutions. In the lawsuit, the Company claims that the defendant has breached its contractual agreements with respect to regulatory capital. Accordingly, the pending lawsuit contends that this breach of contract, which resulted in the disallowance of $21 million of capital which the defendant promised would be perpetual for regulatory accounting purposes, constitutes a taking of the Company's property without just compensation and due process of law, in violation of the Fifth Amendment of the United States Constitution.

                      THE STATESMAN GROUP, INC. and Subsidiaries

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NOTE C--CONTINGENCIES--Continued

              The pending lawsuit seeks rescission of the transaction between the Company and the government agencies and recovery of the Company's investment plus compensation for monies expended, costs incurred and the value of benefits conferred on the defendant through the Company's purchase, operation and management of the savings bank. Total restitution sought exceeds $30 million.
              In July 1992, the Claims Court granted the Company's motion for summary judgment as to the defendant's liability in the above-described lawsuit. The Claims Court also consolidated this case with two others and certified these cases for interlocutory appeal to the United States Court of Appeals for the Federal Circuit (the "Court of Appeals"). Subsequently, the Court of Appeals reversed the order of the Claims Court by a margin of two to one and the Company filed a Petition for Rehearing with Suggestion for Rehearing in Banc (the "Rehearing Petition") with the Court of Appeals. On August 18, 1993, the Court of Appeals accepted the Rehearing Petition, vacated its judgment entered on May 25, 1993 in favor of the defendant and withdrew its opinion accompanying the judgment. The rehearing was held on February 10, 1994 and a decision is pending.

              In 1985 the Company sold Statesman Insurance Company, a former property-casualty insurance subsidiary. As part of this sale and as part of a certain reinsurance agreement between Statesman Insurance Company and an unconsolidated affiliated property-casualty insurance company, the Company guaranteed and indemnified Statesman Insurance Company that it would suffer no loss on the insurance liability reinsured by it in excess of the loss and loss adjustment expense reserves transferred to the affiliate pursuant to the terms of the reinsurance agreement. The Company does not believe that the ultimate settlement of the remaining outstanding claims covered by this guarantee will materially exceed existing liabilities provided for such contingency.

              NOTE D--ADOPTION OF NEW ACCOUNTING STANDARD

              In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," that became effective for fiscal years beginning after December 15, 1993. The primary impact of Statement 115 is to require companies to classify their securities into categories based upon the company's intent relative to the eventual disposition of the securities. Under the new rules, the Company's investments in debt securities (including mortgage-backed securities) and equity securities that have readily determinable fair values are to be classified in three categories and accounted for as follows:

              Held-to-Maturity Securities: Debt securities which the Company has the positive intent and ability to hold until maturity shall be reported at amortized cost.

              Trading Securities: Debt and marketable equity securities purchased with the intent to sell in the near term shall be reported at fair value and unrealized gains and losses shall be included in results of operations.

              Available-for-Sale Securities: Debt and marketable equity securities not classified as either held-to-maturity or trading shall be reported at fair value with unrealized gains and losses reported as adjustments to stockholders' equity.

              Beginning in the fourth quarter of 1992 and prior to the adoption of this standard, the Company segregated its fixed maturity investments into those that would be held until maturity and those that would be available for sale. Available-for-sale fixed maturity investments were reported at the lower of cost or estimated fair value, in the aggregate. At December 31, 1993 there was no unrealized net loss on these investments.

                 THE STATESMAN GROUP, INC. and Subsidiaries

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              NOTE D--ADOPTION OF NEW ACCOUNTING STANDARD--Continued

              As of January 1, 1994, the Company adopted the provisions of Statement 115 for investments held as of or acquired after that date. In accordance with Statement 115, prior-period financial statements have not been restated to reflect the change in accounting principle. The cumulative effect as of January 1, 1994 of adopting Statement 115 increased stockholders' equity by $38,171,000 (net of adjustments to deferred policy acquisition costs of $41,831,000 and deferred income taxes of $20,554,000) to reflect the net unrealized holding gains on securities previously carried at amortized cost; there was no effect on net income as a result of the adoption of Statement 115. In the six-month period ended June 30, 1994, those net unrealized holding gains decreased by $136,109,000 (net of adjustments to deferred policy acquisition costs of $59,616,000 and deferred income taxes of $73,290,000). As of June 30, 1994, the Company's available-for-sale fixed maturity securities had net unrealized losses of $97,938,000 (net of adjustments to deferred policy acquisition costs of $17,785,000 and deferred income taxes of $52,736,000).

              NOTE E--MERGER AGREEMENT

              On September 29, 1994, CCP II completed the Acquisition of the Company. Pursuant to an Agreement and Plan of Merger, the Company's former stockholders received $15.25 in cash per common equivalent share, plus the right to receive up to another $2.00 in cash per common equivalent share based on the outcome of the Company's pending litigation against the U. S. Government
concerning the Company's former savings bank subsidiary.   CCP II is a Delaware
limited partnership which was formed by Conseco, Inc. ("Conseco") to invest in acquisitions of annuity, life, and accident and health insurance companies and related businesses. In connection with the Acquisition, the line of credit of a subsidiary of the Company with a balance at the acquisition date of approximately $54,800,000 was repaid.

              The Acquisition will be accounted for as a purchase business combination pursuant to which the reported values of the acquired assets and liabilities of the Company are adjusted to their estimated fair values at the Acquisition date. The Company incurred indebtedness aggregating $350 million to partially finance the Acquisition. As such, future results of operations and the financial condition of the Company may vary significantly from historical reported results of operations and financial condition.

              The Company and certain of the persons then serving on the Board of Directors have been named in a purported class action suit commenced on May 3, 1994 relating to the Acquisition. The complainant seeks injunctive relief and compensatory damages. The Company believes that such suit is without merit and intends to contest it vigorously.

                                    REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholders
The Statesman Group, Inc.


                     We have audited the accompanying consolidated balance sheets of The Statesman Group, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Statesman Group, Inc. and subsidiaries at December 31, 1993 and 1992, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

                     As discussed in Note C to the consolidated financial statements, during 1993 the Company changed its method of accounting for income taxes.



                                              ERNST & YOUNG LLP



Des Moines, Iowa
January 27, 1994

                                   THE STATESMAN GROUP, INC. and Subsidiaries

                                         CONSOLIDATED BALANCE SHEETS
                                            (dollars in thousands)

                                                   ASSETS

                                                                                                     December 31,
                                                                                         -----------------------------------
                                                                                         1993                           1992
                                                                                         ----                           ----
Investments:

      Fixed maturities:
           Held for investment (market: 1993--$777,975; 1992--$2,393,615)              $   747,741                   $2,329,571
           Available for sale (market: 1993--$3,221,593; 1992--$586,389)                 3,136,315                      580,977
                                                                                        ----------                   ----------
                                                                                         3,884,056                    2,910,548
      Equity securities (cost: 1993--$20,942; 1992--$39,647)                                20,411                       38,160
      Mortgage loans on real estate, less allowances for loan losses of
           $1,000 in 1993 and 1992                                                          66,541                       87,086
      Policy loans                                                                          56,265                       53,403
      Short-term investments                                                                13,919                        7,712
      Other                                                                                 14,991                        4,546
                                                                                        ----------                   ----------
           Total investments                                                             4,056,183                    3,101,455

Cash                                                                                         9,993                       19,404
Accrued investment income                                                                   49,653                       42,779
Accounts and notes receivable, less allowances for doubtful accounts
      of $2,636 in 1993 and $3,330 in 1992                                                  10,310                        5,744
Deferred policy acquisition costs                                                          293,938                      235,071
Property and equipment, less allowances for depreciation of
      $10,592 in 1993 and $9,596 in 1992                                                    10,518                       10,334
Securities segregated for the future redemption of preferred
      stock of wholly-owned subsidiary                                                      35,560                       23,183
Other assets                                                                                11,747                       11,075
Assets held in separate accounts                                                            12,809                       17,002
                                                                                        ----------                   ----------
           Total assets                                                                 $4,490,711                   $3,466,047
                                                                                        ==========                   ==========














                                        See accompanying notes.

                             THE STATESMAN GROUP, INC. and Subsidiaries

                              CONSOLIDATED BALANCE SHEETS--(Continued)
                         (dollars in thousands, except per share amounts)

                                LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                                     December 31,
                                                                                         -----------------------------------
                                                                                         1993                           1992
                                                                                         ----                           ----
Liabilities:
      Policy liabilities and accruals:
           Annuity reserves                                                            $3,690,557                   $2,798,602
           Life insurance reserves                                                        301,284                      286,904
           Other                                                                           17,226                       14,342
                                                                                       ----------                   ----------
                                                                                        4,009,067                    3,099,848
      Other policyholders' funds                                                           60,395                       53,964
      Accrued expenses and other liabilities                                               44,512                       42,398
      Long-term debt                                                                      120,375                       71,633
      Liabilities related to separate accounts                                             12,809                       17,002
                                                                                       ----------                   ----------
                                                                                        4,247,158                    3,284,845

Commitments and contingencies
Preferred stock of wholly-owned subsidiary                                                 95,298                       65,172
Redeemable preferred stock
      1987 Series II Preferred Stock $1 Par, at liquidation value, less ESOP loan guarantee balance; issued--100,000 shares;
           outstanding--1993--77,130 shares; 1992--81,901 shares                            2,963                        2,290
Stockholders' equity:
      Series Preferred Stock $1 Par, 5,000,000 shares authorized including redeemable preferred shares; issued and
           outstanding--1993--338,640 shares  (aggregate liquidation
           preference $15,339); 1992--343,640 shares                                          339                          344
      Common stock, $1 par value, 35,000,000 shares authorized;
           issued--1993--14,939,899 shares; 1992--14,252,127 shares                        14,940                       14,252
      Additional paid-in capital                                                           58,796                       50,594
      Unrealized depreciation of equity securities                                           (345)                      (1,487)
      Retained earnings                                                                    79,447                       52,968
      Common stock in treasury, at cost--1993--1,510,243 shares;
           1992--1,142,888 shares                                                          (7,885)                      (2,931)
                                                                                       ----------                   ----------
           Total stockholders' equity                                                     145,292                      113,740
                                                                                       ----------                   ----------
           Total liabilities and stockholders' equity                                  $4,490,711                   $3,466,047
                                                                                       ==========                   ==========




                           See accompanying notes.

                    THE STATESMAN GROUP, INC. and Subsidiaries

                         CONSOLIDATED STATEMENTS OF INCOME
                   (dollars in thousands, except per share amounts)


                                                                   Year Ended December 31,
                                                               -------------------------------
                                                               1993         1992         1991
                                                               ----         ----         -----
Revenues:
   Premiums and policy fund charges                             $ 49,959    $ 51,723     $ 53,321
   Net investment income                                         298,902     272,231      244,409
   Realized gains on investments                                  24,803      12,369       10,655
   Other                                                           5,557       3,712        3,468
                                                                 -------     -------      -------
                                                                 379,221     340,035      311,853
                                                                 -------     -------      -------
Benefits, losses and expenses:
   Benefits, claims, losses and settlement expenses              227,642     225,184      222,002
   Amortization of deferred policy acquisition costs              41,559      30,727       16,881
   Underwriting, acquisition, insurance and other expenses        35,461      35,500       31,477
   Interest                                                        6,097       5,570        5,846
                                                                 -------     -------      -------
                                                                 310,759     296,981      276,206
                                                                 -------     -------      -------
      Income from continuing operations before
         income taxes and minority interest                       68,462      43,054       35,647
Federal income tax expense                                        22,440      14,867       12,240
Minority interest--dividends on preferred stock of
   wholly-owned subsidiary                                         8,775       2,170
                                                                 -------     -------      -------
      Income from continuing operations                           37,247      26,017       23,407
Discontinued operations:
   Net loss from operations and in 1991, net
      loss on disposal of subsidiaries of $541                                  (71)        (756)
                                                                 -------     -------      -------
      Income before extraordinary credit                          37,247      25,946       22,651
Extraordinary credit--reduction of federal income tax expense arising
   from carryforward of prior years' realized losses on
investments
   and non-life operating losses                                               4,875        5,750
                                                                 -------     -------      -------
      Net income                                                  37,247      30,821       28,401
Less dividend requirements of Series Preferred Stock
   $1 Par, less applicable income tax benefits                     1,593       1,650        1,776
                                                                 -------     -------      -------

      Net income applicable to common stock                     $ 35,654    $ 29,171     $ 26,625
                                                                 =======     =======      =======

Primary earnings per common share:
   Income from continuing operations                            $   2.49    $   1.71     $   1.57
   Loss from discontinued operations                                                         (.06)
   Extraordinary credit                                                          .34          .42
                                                                 -------     -------      -------
      Net income                                                $   2.49    $   2.05     $   1.93
                                                                 =======     =======      =======
   Weighted average shares outstanding (in thousands)             14,322      14,258       13,777
                                                                 =======     =======      =======
Fully diluted earnings per common share:
   Income from continuing operations                            $   1.85    $   1.42     $   1.29
   Loss from discontinued operations                                                         (.04)
   Extraordinary credit                                                          .27          .33
                                                                 -------     -------      -------
      Net income                                                $   1.85    $   1.69     $   1.58
                                                                 =======     =======      =======
   Weighted average shares outstanding (in thousands)             21,111      18,050       17,681
                                                                 =======     =======      =======

                                    See accompanying notes.

                            THE STATESMAN GROUP, INC. and Subsidiaries

                          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                         (dollars in thousands, except per share amounts)

                                                                    Year Ended December 31,
                                                                -------------------------------
                                                                1993          1992         1991
                                                                ----          ----         -----
Series Preferred Stock $1 Par:
   Balance, beginning of year                                 $    344     $    344     $    344
      Conversion into common stock                                  (5)
                                                               -------      -------      -------
   Balance, end of year                                       $    339     $    344     $    344
                                                               =======      =======      =======

Common stock:
   Balance, beginning of year                                  $14,252      $14,252      $14,231
      5% stock dividend                                            688
      Exercise of stock options                                                               21
                                                               -------      -------      -------
   Balance, end of year                                        $14,940      $14,252      $14,252
                                                               =======      =======      =======

Additional paid-in capital:
   Balance, beginning of year                                  $50,594      $50,371      $50,246
      5% stock dividend                                          8,683
      Issuance of treasury stock to employee benefit plans                       88         (205)
      Exchange of common stock for 1987 Series II
         Preferred Stock                                           270          135          309
      Conversion of 1976 Series Preferred Stock                    (39)
      Tax benefit related to issuance of shares
         under stock option plan                                   180
      Exercise of stock options                                   (892)                       21
                                                               -------      -------      -------
   Balance, end of year                                        $58,796      $50,594      $50,371
                                                               =======      =======      =======
Unrealized depreciation of equity securities:
   Balance, beginning of year                                  $(1,487)     $ (678)      $  (923)
      (Increase) decrease during year                            1,142        (809)          245
                                                               -------      -------      -------
   Balance, end of year                                        $  (345)     $(1,487)     $  (678)
                                                               =======      =======      =======
Retained earnings (deficit):
   Balance, beginning of year                                  $52,968      $26,839      $  (744)
      Net income                                                37,247       30,821       28,401
      Cash dividends:
         1976 Series Preferred Stock                               (85)         (85)         (85)
         1987 Series II Preferred Stock                           (555)        (621)        (904)
         1988 Series I and II Preferred Stock                     (287)      (3,508)
         Common stock (1993 and 1992--$.05 per share)             (655)        (653)
      5% stock dividend                                         (9,371)
      Tax benefit on 1987 Series II Preferred Stock
         dividends                                                 185          175          300
      Redemption of preferred stock purchase rights                                         (129)
                                                               -------      -------      -------
   Balance, end of year                                        $79,447      $52,968      $26,839
                                                               =======      =======      =======
Common stock in treasury:
   Balance, beginning of year                                  $(2,931)     $(3,092)     $(4,220)
      Cost of shares acquired                                   (6,189)
      Issued to employee benefit plans                                           65          703
      Net issuance under stock option plans                        984
      Exchange of common stock for 1987 Series II
         Preferred Stock                                           207           96          425
      Conversion of 1976 Series Preferred Stock                     44
                                                               -------      -------      -------
   Balance, end of year                                        $(7,885)     $(2,931)     $(3,092)
                                                               =======      =======      =======

                                   See accompanying notes.

                            THE STATESMAN GROUP, INC. and Subsidiaries

                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                      (dollars in thousands)

                                                                    Year Ended December 31,
                                                                -------------------------------
                                                                1993          1992         1991
                                                                ----          ----         -----
OPERATING ACTIVITIES
Continuing operations:
   Income from continuing operations                         $   37,247    $  26,017    $  23,407
   Adjustments to reconcile income from continuing
      operations to net cash provided by
      continuing operations:
      Changes in:
         Policy liabilities and accruals                       157,756      144,952      141,328
         Other policyholders' funds, accrued expenses
           and other liabilities                                10,967       12,377       22,181
         Accrued investment income                              (6,874)      (5,648)      (4,634)
         Accounts and notes receivable                          (7,982)       1,798           66
         Deferred policy acquisition costs                     (58,867)     (12,411)     (17,159)
         Amortization of discounts and premiums on
           investments, net                                    (53,568)     (43,761)     (13,262)
         Provision for depreciation and amortization             1,432        1,412        1,475
         Realized gains on investments                         (24,803)     (12,369)     (10,655)
         Other                                                  (3,159)      (3,846)      (2,153)
                                                              --------     --------     --------
           Net cash provided by continuing operations           52,149      108,521      140,594
                                                              --------     --------     --------

Net cash provided by (used in) discontinued operations:
   Net loss                                                                     (71)        (756)
   Items not affecting cash                                                                 (463)
                                                              --------     --------     --------
                                                                                (71)      (1,219)
                                                              --------     --------     --------
           Net cash provided by operating activities            52,149      108,450      139,375
                                                              --------     --------     --------

INVESTING ACTIVITIES
   Purchases of fixed maturity investments                  (3,817,415)  (1,705,842)  (1,994,318)
   Mortgage loans originated                                    (7,318)     (16,765)     (64,861)
   Purchases of equity securities                              (23,898)      (9,698)      (2,753)
   Purchases of short-term and other investments               (17,325)      (2,262)      (5,054)
   Purchases of securities placed in escrow account             (9,895)     (22,588)
   Principal repayments on mortgage-backed securities
      and proceeds from the redemption and maturity
      of fixed maturity investments                            755,245      430,348      112,621
   Proceeds from sales of fixed maturity investments         2,166,253      816,701    1,572,416
   Principal repayments on and sales of mortgage loans          26,671       81,290       19,409
   Proceeds from sales and maturities of short-term and
      other investments                                            484          246       44,921
   Proceeds from sales of equity securities                     41,092        1,550          413
   Proceeds from sales of real estate acquired in
      satisfaction of debt                                       5,514        2,768        3,234
   Proceeds from the sale of subsidiary                                                    1,011
   Net purchases of property and equipment                      (1,205)        (514)      (1,240)
                                                              --------     --------     --------
         Net cash used in investing activities                (881,797)    (424,766)    (314,201)
                                                              --------     --------     --------

                                   See accompanying notes.

                            THE STATESMAN GROUP, INC. and Subsidiaries

                        CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)
                                      (dollars in thousands)

                                                                    Year Ended December 31,
                                                                -------------------------------
                                                                1993          1992         1991
                                                                ----          ----         -----
FINANCING ACTIVITIES
   Issuance of long-term debt                               $  115,656   $   16,677    $  21,100
   Payments on long-term debt                                  (37,332)      (9,133)      (6,344)
   Issuance of preferred stock by wholly-owned subsidiary                    65,088
   Issuance of common stock                                         91                        42
   Treasury stock acquired                                      (6,189)
   Receipts from interest-sensitive insurance
      and annuity contracts                                  1,035,003      478,237      354,018
   Benefit payments on interest-sensitive insurance
      and annuity contracts                                   (283,539)    (217,787)    (190,906)
   Repayments on interest rate swap transaction                 (2,158)      (1,950)      (1,762)
   Dividends paid to stockholders and redemption of stock
      purchase rights                                           (1,295)      (1,359)      (1,118)
                                                              --------     --------     --------
         Net cash provided by financing activities             820,237      329,773      175,030
                                                              --------     --------     --------
Net increase (decrease) in cash                                 (9,411)      13,457          204
Cash and cash equivalents, beginning of year                    19,404        5,947        5,743
                                                              --------     --------     --------
Cash and cash equivalents, end of year                        $  9,993     $ 19,404     $  5,947
                                                              ========     ========     ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
   Interest                                                   $  4,801     $  5,872      $ 5,717
   Income taxes                                                 19,963       12,575        5,150
Noncash Investing and Financing Activities:
   Reduction in ESOP loan guarantee balance                      1,150        1,100        1,000
   Exchange of subordinated debentures for redeemable
      preferred stock of wholly-owned subsidiary                30,000
   Exchange of common stock for 1987 Series II
      Preferred Stock                                              477          231          734
   Exchange of treasury stock for exercised stock options          809
   Conversion of 1976 Series Preferred Stock
      into common stock                                             44
   Common stock issued to employee benefit plans                                153          498
   Foreclosure on mortgage of subsidiary's home
      office building                                                         2,616
   Equity security received upon sale of subsidiary                                          127








                                      See accompanying notes.

NOTE A--SIGNIFICANT ACCOUNTING POLICIES

   The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles ("GAAP"), which, as to the subsidiary insurance companies, differ in some respects from statutory accounting practices followed in the preparation of financial statements submitted to state insurance departments.

   Principles of Consolidation: The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all significant intercompany accounts and transactions.

   Investments: Fixed maturity investments (bonds, notes and redeemable preferred stocks) are reported at amortized cost less adjustments for other than temporary declines in value and the allowance for credit losses unless they have been identified for possible sale prior to maturity, in which case they are carried at the lower of cost or estimated fair value, in the aggregate (see Note B for discussion of the impact of the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994). The Company has the ability and the intent to hold those fixed maturities reported as held for investment until maturity. Actual principal prepayments and estimates of future principal prepayments are used in the determination of amortized cost for certain mortgage-backed securities. Factors used in determining estimates of future prepayments include historical prepayment data and expected prepayment performance under varying interest rate scenarios.

   Equity securities (common and non-redeemable preferred stocks) are carried at current market value. Mortgage loans and policy loans are reported at unpaid principal less allowance for loan losses. Short-term investments are carried at amortized cost, which approximates fair value.

   Realized gains and losses on sales of investments are determined on the specific identification basis and are recognized in net income upon sale. Unrealized gains and losses on equity securities and unrealized net losses on fixed maturities available for sale net of applicable deferred income taxes, are included directly in stockholders' equity and, accordingly, have no effect on net income.

   Recognition of Revenues: Premiums for traditional life insurance products, which include those products with fixed and guaranteed premiums and benefits, are recognized as revenues when due. Accident and health insurance premiums are earned pro rata over the periods to which the premiums relate.

   Revenues for investment contracts (principally deferred annuities) and universal life and single premium whole life insurance policies consist of policy fund charges for cost of insurance, policy administration, and surrender charges assessed against policyholder account balances and amortization of policy initiation fees. Universal life insurance, single premium whole life insurance and immediate annuity policies generate unearned policy fund charges that represent fees assessed against policyholder fund balances in the policy issue year. These unearned charges are included in other liabilities and are amortized into income over the period benefitted using the same assumptions and factors used to amortize deferred policy acquisition costs.

   Deferred Policy Acquisition Costs: Commissions and other costs of issuing and acquiring new business that vary with and are primarily related to the production of new and renewal business, to the extent recoverable, have been deferred.

   Traditional life insurance deferred policy acquisition costs are being amortized (with interest) over the expected premium-paying period of the related policies using assumptions consistent with those used in computing policy benefit reserves, including provisions for possible unfavorable deviations.

   For deferred annuity contracts and universal life and single premium whole life insurance policies, deferred policy acquisition costs are being amortized generally in proportion to the present value (using the assumed crediting rate) of expected gross profits from surrender charges and investment, mortality and expense margins over the expected life of the policies, but not more than fifteen years. This amortization is adjusted retrospectively when estimates of current or future gross profits to be realized are revised. In 1993 and 1992, realized investment gains resulted in accelerated amortization expense of $9,760,000 and $5,250,000, respectively.

   Policy Liabilities and Accruals -- Future Policy Benefits and Unearned
Premiums: Benefit reserves for deferred annuity contracts and universal life and single premium whole life insurance policies are computed under a retrospective deposit method and represent policyholder account balances before applicable surrender charges. Policyholder account balances consist of policyholder deposits accumulated at credited interest rates generally ranging from 5.00% to 8.10% in 1993, 6.00% to 8.10% in 1992 and 7.00% to 8.95% in 1991,
less withdrawals and charges for mortality, administrative and policy initiation expenses. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policyholder account balances.
   The liabilities for traditional life insurance policy benefits have been determined using the net level reserve method including assumptions as to investment yields, mortality, withdrawals and other assumptions based on the life insurance subsidiaries' prior experience modified as necessary to reflect anticipated trends and to include provisions for possible unfavorable deviations. Reserve interest assumptions generally range from 2.75% to 8.75%. Policy benefit claims are charged to expense in the period that claims are incurred. Participating business is immaterial and dividends related to such business are included as part of the policy reserves.

   Accident and health insurance reserves are comprised of unearned premium reserves computed on the pro rata basis, and return of premium reserves and the present value of amounts not yet due on long-term disability policies computed on the same basis as life insurance.

   Reinsurance: Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standard No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts." Under Statement 113, insurance liabilities are reported before the effects of reinsurance. Reinsurance receivables, including amounts related to insurance liabilities, are reported as assets. Amounts recoverable from reinsurers are estimated in a manner consistent with the liabilities relating to the underlying reinsured contracts.

   Prior to the adoption of Statement 113, insurance liabilities were reported net of amounts ceded to and recoverable from reinsurers. As permitted by Statement 113, the Company has elected not to reclassify prior year balance sheet amounts to conform to the 1993 presentation and accordingly, policy liabilities and accruals at December 31, 1992 were reduced by $6,089,000 for estimated recoveries under reinsurance contracts.

   Separate Account Assets and Liabilities: Separate account assets and liabilities represent funds held for the exclusive benefit of certain annuity contract holders. Fees are received for administrative expenses and for assuming certain mortality, investment and expense risks. Operations of the separate account are not included in the accompanying consolidated financial statements.

   Real Estate Acquired in Satisfaction of Debt: Real estate acquired in satisfaction of debt is reported at the lower of the recorded investment in the loan satisfied or estimated fair value of the assets received, adjusted for estimated disposal costs. Specific write-downs for the estimated losses are provided when the carrying value of real estate acquired exceeds the estimated disposal value based on current appraisal.

   Property and Equipment: Property and equipment, which includes a building and equipment recorded under a capitalized lease obligation, are reported at cost, less accumulated depreciation and amortization. Provisions for depreciation and amortization are computed by straight-line and declining-balance methods over the estimated useful lives of the assets.

   Excess of Cost Over Net Assets of Acquired Subsidiaries ("Goodwill"):
Goodwill arising from acquisitions after 1970 is amortized over 40 years on a straight-line basis, while amounts arising from acquisitions prior to 1971 are not amortized because, in the opinion of management, there is a continuing benefit.

   Income Taxes: As discussed in Note C, effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under Statement 109, deferred income tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities and are measured using the enacted marginal tax rates and laws that will be in effect when the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period.
Prior to the adoption of Statement 109, deferred income tax expenses or credits were recorded to reflect the income tax consequences of timing differences between the recording of income and expenses for financial reporting purposes and for purposes of filing federal income tax returns at income tax rates in effect when the difference arose.

   Interest Rate Swaps and Collar: Net interest received or paid on interest rate swap and collar contracts that qualify as hedges is recognized as an interest adjustment as earned or incurred over the term of the contract. Gains or losses on termination of such contracts are deferred and amortized as an interest adjustment over the remaining original term of the contract. Interest rate swaps that do not qualify as hedges are reported at the lower of cost (accrued value of periodic net settlement amounts) or market, with changes in the value of such swaps recognized in net investment income.

   Employee Benefits: Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions," and Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits." Statements 106 and 112 required companies to recognize expense related to anticipated postretirement and postemployment benefits, other than pensions, for current or former employees, their beneficiaries and covered dependents and retirees. Adoption of these new statements did not have a material impact on results of operations for the year ended December 31, 1993 and the cumulative effect of the change in accounting was not material. Prior year financial statements were not restated to reflect adoption of these new statements.

   Earnings Per Share: Primary earnings per common share is based on the weighted average number of common and common equivalent shares outstanding and net income, after recognition of dividend requirements of the Series Preferred Stock $1 Par and the tax benefits on the 1987 Series II Preferred Stock dividends.

   Fully diluted earnings per common share assumes that the Series Preferred Stock $1 Par and the 6 1/4% Convertible Subordinated Debentures were converted into common stock as of the date of issuance and that the related dividend and interest requirements were eliminated. In addition, net income has been reduced by the additional contribution to the employee stock ownership plan ("ESOP"), less applicable income tax benefits, that would be required to service the ESOP debt, if the shares of 1987 Series II Preferred Stock were converted into common stock.

   The number of shares and per share amounts reported for earnings per share have been restated to give retroactive effect to the 5% stock dividend paid in December 1993.

   Cash Flow Information: For purposes of the consolidated statements of cash flows, the Company considers all demand deposits and all interest-bearing accounts not related to the investment function to be cash equivalents.

   Business Segments: The Company operates in the single business segment of providing individual life insurance and annuity coverage within the United States.

   Fair Values of Financial Instruments: The following methods and assumptions were used by the Company in determining estimated fair values of financial instruments:

   Cash and cash equivalents, short-term investments: The carrying amount reported in the consolidated balance sheets for these instruments approximates their estimated fair value.

   Investment securities: Estimated fair values for fixed maturity securities and equity securities are based on quoted market prices, where available. For investment securities not actively traded, estimated fair values are determined using values obtained from independent pricing services or, in the case of private placements, are determined by discounting expected future cash flows using current market interest rates applicable to the yield, credit quality, and for fixed maturity securities, maturity of the investments. The estimated fair values for equity securities are recognized in the consolidated balance sheets.

   Mortgage loans and policy loans: The estimated fair values of mortgage loans and policy loans are determined by discounting future expected cash flow, using interest rates currently being offered for similar loans to borrowers with similar credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.

   Off-balance sheet financial instruments: Estimated fair values of interest rate swaps and the collar are based on bids from swap dealers which represent the net value or cost of terminating the contracts at the balance sheet date. Estimated fair values for the Company's lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

   Investment contracts: Estimated fair values of the Company's annuity contracts are equal to the cash surrender value available to the policyholder on the balance sheet date. Estimated fair values for the Company's liabilities under other investment-type insurance contracts, such as supplementary contracts without life contingencies, are determined by discounting expected future cash flows using interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued.

   The following table presents the reported value and estimated fair value of deferred and immediate annuities and supplementary contracts without life contingencies at December 31, 1993 and 1992:

                                                               Reported                  Fair
                                                                Value                   Value
                                                                -----                   -----
                                                                    (dollars in thousands)
       December 31, 1993
       Deferred and immediate annuities                        $3,690,557              $3,446,954
       Supplementary contracts without life contingencies          58,483                  60,821
                                                               ----------              ----------
                                                               $3,749,040              $3,507,775
                                                               ==========              ==========

       December 31, 1992
       Deferred and immediate annuities                        $2,798,602              $2,612,922
       Supplementary contracts without life contingencies          51,358                  53,056
                                                               ----------              ----------
                                                               $2,849,960              $2,665,978
                                                               ==========              ==========

       Estimated fair values of the Company's insurance contracts other than investment contracts are not required to be disclosed. However, the estimated fair values of liabilities under all insurance contracts are taken into consideration in the Company's overall management of interest rate risk.

       Long-term debt: The estimated fair value of the Company's publicly-traded convertible subordinated debentures is based on quoted market prices. The estimated fair value of other fixed rate long-term debt is determined by discounting expected future cash flows using assumed incremental borrowing rates for similar duration borrowing arrangements. The estimated fair value of variable rate long-term debt approximates its reported value.

       Redeemable preferred stock: The estimated fair value of the publicly-traded redeemable preferred stock issued by the Company's wholly-owned subsidiary is based on quoted market prices. The estimated fair value of the privately placed redeemable preferred stock issued by the Company's wholly-owned subsidiary is determined by discounting expected future cash flows using assumed incremental dividend rates for similar duration securities. The estimated fair value of the parent company's redeemable preferred stock (1987 Series II) is determined using pricing models for convertible equity securities.

       Pending Accounting Standards: In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan."
Statement 114 applies to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at lower of cost or fair value, leases and debt securities as defined in Statement 115. Statement 114 requires that impaired loans be valued at the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair market value of the collateral if the loan is collateral dependent. Statement 114 is effective for fiscal years beginning after December 15, 1994, with earlier adoption encouraged.

       Statement 114 applies primarily to the Company's mortgage loan portfolio. The Company actively monitors this portfolio and evaluates the net realizable value of any loan which is deemed to be impaired. Net realizable value is generally assessed based upon current appraisal value of the underlying collateral. If carrying value exceeds this estimated realizable value, carrying value is reduced to the estimated realizable value by a charge to earnings (realized loss on investments). As such, this statement does not represent a material change from the Company's current accounting practices and the Company does not expect adoption of this Statement to have any material effect on its reported financial results.

       In June 1993, the FASB issued an Exposure Draft entitled "Accounting for Stock-based Compensation." If adopted as a SFAS in its present form, this exposure draft would require that compensation expense be recognized for all stock options in an amount equal to "fair value" on the date of grant. Fair value is to be calculated using an option pricing model or similar valuation technique. Recognition of compensation expense using this methodology is expected to be required for options granted after December 31, 1996 with pro-forma disclosure for the options granted after December 31, 1993. The terms of the stock options granted by the Company in recent years have always been fixed with option prices equal to market value on the date of grant. As a result, the Company does not currently recognize compensation expense on these options. The final form of the proposed SFAS has not been issued and, accordingly, the effect of implementation of the proposed SFAS on the Company has not been determined.

       Reclassification: Certain items in the 1992 and 1991 consolidated financial statements and notes thereto have been reclassified to conform to the presentations made in the 1993 consolidated financial statements.


NOTE B--INVESTMENTS

       In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," that becomes effective for fiscal years beginning after December 15, 1993. The primary impact of Statement 115 is to require companies to classify their securities into categories based upon the company's intent relative to the eventual disposition of the securities. Under the new rules, the Company's investments in debt securities (including mortgage-backed securities) and equity securities that have readily determinable fair values are to be classified in three categories and accounted for as follows:

       Held-to-Maturity Securities: Debt securities which the Company has the positive intent and ability to hold until maturity shall be reported at amortized cost.

       Trading Securities: Debt and marketable equity securities purchased with the intent to sell in the near term shall be reported at fair value and unrealized gains and losses shall be included in results of operations.

       Available-for-Sale: Debt and marketable equity securities not classified as either held-to-maturity or trading shall be reported at fair value with unrealized gains and losses reported as adjustments to stockholders' equity.

       During the fourth quarter of 1992, the Company segregated its fixed maturity investments into those that would be held until maturity and those that would be available for sale. Available for sale fixed maturity investments are presently reported at the lower of cost or estimated fair value, in the aggregate. Unrealized net losses on these investments were $0 at December 31, 1993 and 1992. Statement 115 precludes sales of securities classified as held-to-maturity as well as transfers of such securities to one of the other two classifications except in very limited circumstances. As a result, a greater portion of the Company's fixed maturity investments are classified as available for sale at December 31, 1993 than at December 31, 1992.

       The adoption of Statement 115 will expose the Company's stockholders' equity to greater volatility due to changes in market interest rates and the attendant changes in the reported value of securities classified as available-for-sale. The Company presently does not anticipate entering into certain portfolio management practices, such as hedging transactions, to minimize this volatility; however, the Company will continue to study this matter. The Company intends to adopt Statement 115 on January 1, 1994. Upon adoption, there may be some changes in the classifications of securities from those reported herein but such changes are not expected to be significant.

       Upon adoption of Statement 115 on January 1, 1994, stockholders' equity will increase by the amount of net unrealized gain on securities designated as available-for-sale ($85,278,000 at December 31, 1993) less adjustments for (a) additional amortization of certain deferred policy acquisition costs that would have been reported if such gains were realized estimated at 40% - 50% of the net unrealized gain and (b) applicable federal income taxes of 35% of the difference between the net unrealized gain and the deferred policy acquisition cost adjustment. The net increase in stockholders' equity attributable to the adoption of Statement 115 is estimated to be $30,000,000 - $35,000,000.

       The reported value and estimated fair value of fixed maturity investments are as follows:

                                                              Gross          Gross          Estimated
                                              Reported      Unrealized     Unrealized         Fair
                                                Value          Gains         Losses           Value
                                                -----          -----         ------           -----
                                                              (dollars in thousands)
December 31, 1993
Held for investment:
   U.S. Treasury securities                  $    22,537      $   3,046                    $    25,583
   Corporate securities                          453,490         25,628        $ 1,513         477,605
   Mortgage-backed securities                    271,714          5,482          2,409         274,787
                                              ----------       --------        -------      ----------
                                              $  747,741       $ 34,156        $ 3,922      $  777,975
                                              ==========       ========        =======      ==========

Available for sale:
   U.S. Treasury securities                  $    88,579      $   8,846       $     15     $    97,410
   Corporate securities                        1,018,191         49,746          7,836       1,060,101
   Mortgage-backed securities                  2,019,545         49,596         16,185       2,052,956
   Other debt securities                          10,000          1,126                         11,126
                                              ----------       --------        -------      ----------
                                              $3,136,315       $109,314        $24,036      $3,221,593
                                              ==========       ========        =======      ==========

December 31, 1992
Held for investment:
   U.S. Treasury securities and obligations
       of U.S. government corporations
       and agencies                          $   111,386      $   2,239        $   315     $   113,310
   Corporate securities                          725,028         22,743          4,509         743,262
   Mortgage-backed securities                  1,480,903         69,916         26,196       1,524,623
   Other debt securities                          12,254            244             78          12,420
                                              ----------       --------        -------      ----------
                                              $2,329,571       $ 95,142        $31,098      $2,393,615
                                              ==========       ========        =======      ==========
Available for sale:
   U.S. Treasury securities                  $    39,879      $     414       $    153     $    40,140
   Mortgage-backed securities                    541,098         16,276         11,125         546,249
                                              ----------       --------        -------      ----------
                                              $  580,977       $ 16,690        $11,278      $  586,389
                                              ==========       ========        =======      ==========

       The reported value and estimated fair value of fixed maturity securities at December 31, 1993 including those available for sale, by contractual maturity, are as follows. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                       Estimated
                                                                Reported                 Fair
                                                                  Value                  Value
                                                                  -----                  -----
                                                                      (dollars in thousands)
       Due in one year or less                                $     7,576           $     7,766
       Due after one year through five years                       44,987                47,183
       Due after five years through ten years                     154,163               166,709
       Due after ten years                                      1,386,071             1,450,167
                                                               ----------            ----------
                                                                1,592,797             1,671,825
       Mortgage-backed securities                               2,291,259             2,327,743
                                                               ----------            ----------
                                                               $3,884,056            $3,999,568
                                                               ==========            ==========

       Proceeds from sales of fixed maturity investments were $2,166 million, $817 million and $1,572 million for the years ended December 31, 1993, 1992 and 1991, respectively. Realized gains (losses) on investments included in revenues are as follows:

                                                               Year Ended December 31
                                                           1993          1992         1991
                                                           ----          ----         ----
                                                               (dollars in thousands)
       Fixed maturities:
           Gross gains                                    $ 84,595      $ 32,675     $ 53,088
           Gross losses                                    (55,680)      (15,368)     (20,989)
           Security writedowns and
              increase in allowance
              for credit losses                                           (3,106)     (16,370)
                                                          --------      --------     --------
                                                            28,915        14,201       15,729

       Equity securities                                    (2,895)         (166)         106
       Mortgage loans on real estate                        (1,027)       (1,182)      (2,708)
       Other                                                  (190)         (484)      (2,472)
                                                          --------      --------     --------
                                                          $ 24,803      $ 12,369     $ 10,655
                                                          ========      ========     ========


       At December 31, 1993, there were no fixed maturity securities which had been written down to net realizable value. The $3,000,000 allowance for credit losses established in 1991 to provide a general allowance for potential losses on fixed maturity securities for which specific write-downs are not yet required was unchanged at December 31, 1993 and 1992.

       Net investment income is summarized as follows:

                                                                  Year Ended December 31
                                                            1993         1992          1991
                                                            ----         ----          ----
                                                                  (dollars in thousands)
       Fixed maturities                                    $281,713      $250,937     $223,119
       Equity securities                                      1,444         3,154           14
       Mortgage loans on real estate                          8,206        14,946       15,750
       Policy loans                                           3,366         3,515        3,322
       Short-term investments                                 6,138         1,427        4,389
       Other                                                  2,538         1,196          527
                                                           --------      --------     --------
                                                            303,405       275,175      247,121
       Less investment expenses                               4,503         2,944        2,712
                                                           --------      --------     --------
                                                           $298,902      $272,231     $244,409
                                                           ========      ========     ========

       Mortgage loans on real estate and other investments with reported values at December 31, 1993 of $98,000 and $345,000, respectively, were non-income producing for the year ended December 31, 1993.

       The changes in unrealized appreciation (depreciation) of investments are as follows:

                                                                  Year Ended December 31
                                                            1993         1992          1991
                                                            ----         ----          ----
                                                                  (dollars in thousands)

       Equity securities                                  $    956     $    (809)   $     245
       Deferred income tax benefit                             186
                                                           -------      --------     --------
                                                             1,142          (809)         245
       Fixed maturities                                     46,056        (9,750)     135,422
                                                           -------      --------     --------
                                                           $47,198      $(10,559)    $135,667
                                                           =======      ========     ========

       At December 31, 1993, gross unrealized appreciation pertaining to equity securities was $313,000 and gross unrealized depreciation was $844,000 (before federal income tax benefit of $186,000).

       The estimated fair value of policy loans at December 31, 1993 and 1992 was $53,424,000 and $51,606,000, respectively.

       The Company's mortgage loans on real estate, which represented less than 2% of total investments, are diversified by geographic location and property type. The reported value and estimated fair value of the Company's mortgage loans on real estate are as follows:

                                                                                         Estimated
                                                                 Reported                  Fair
                                                                   Value                   Value
                                                                   -----                   -----
                                                                       (dollars in thousands)
       December 31, 1993
       Commercial mortgages                                       $55,453                 $56,906
       Residential mortgages                                       12,088                  12,250
                                                                  -------                 -------
            Total mortgage loans                                  $67,541                 $69,156
                                                                  =======                 =======

       December 31, 1992
       Commercial mortgages                                       $68,344                 $69,101
       Residential mortgages                                       19,742                  20,076
                                                                  -------                 -------
            Total mortgage loans                                  $88,086                 $89,177
                                                                  =======                 =======

       The Company manages its investments to limit credit risk by diversifying its portfolio among various security types and industry sectors. At December 31, 1993, the Company's unrated or below investment grade corporate fixed maturities amounted to 1% of the Company's fixed maturity investments and less than 1% of total investments and total assets.

       Investments in mortgage-backed securities at December 31, 1993 principally consisted of collateralized mortgage obligations ("CMOs") and comprised 59% of the Company's fixed maturity investments at that date. Included in such investments were $1.5 billion of CMOs and mortgage-backed pass-through securities issued by non-government agencies (39% of total fixed maturity investments). The Company's holdings primarily consist of senior securities in the CMO structures which are collateralized by first mortgage liens on single family and multifamily residences. Approximately 53% of such investments are secured by properties located in California with no other state representing more than 7%. All of these securities are rated investment grade with more than 85% of such securities rated AAA by Standard & Poor's Corporation, or the comparable equivalent rating by another independent nationally recognized rating agency.


       Investments, all of which are fixed maturities, in any entity in excess of ten percent of stockholders' equity at December 31, 1993, other than investments in affiliates and investments issued or guaranteed by the United States Government or a United States Government agency, are as follows. Mortgage-backed securities issued by non-government entities are aggregated by the issuing entity with the number of individual securities identified parenthetically following the issuer's name. The creditworthiness of these securities is based solely on the underlying segregated pools of mortgage loan collateral and related credit enhancements rather than the general creditworthiness of the issuing entity.


                                                                                         Estimated
                                                                 Reported                  Fair
                                                                   Value                   Value
                                                                   -----                   -----
                                                                       (dollars in thousands)
       Allegheny Generating Company                              $ 20,180                $ 19,475
       Borden, Inc.                                                14,940                  15,188
       Chemical Mortgage Securities                                18,886                  18,895
       Cincinnati Bell Telephone                                   19,926                  19,550
       Countrywide Funding (3 issues)                             107,351                 104,849
       Dayton Hudson                                               20,466                  21,966
       Florida Power & Light                                       20,750                  21,220
       GE Capital Mortgage Corp. (4 issues)                       137,587                 137,170
       GTE Corporation                                             15,209                  15,600
       Housing Securities Inc. (2 issues)                          73,784                  74,451
       Interstate Power                                            16,716                  17,289
       K Mart Corporation                                          15,087                  15,415
       Limited Inc.                                                16,329                  16,500
       Loral                                                       15,309                  14,260
       Metropolitan Life Insurance                                 20,406                  19,885
       New York Telephone                                          20,644                  19,475
       Northern Indiana Public Service                             15,500                  15,554
       Nova Alberta Corporation                                    15,155                  15,900
       Pacific Gas & Electric                                      22,917                  22,475
       Pacificcorp                                                 15,500                  15,832
       Prudential Home Mortgage (17 issues)                       469,582                 468,430
       Residential Funding Corp. (8 issues)                       272,894                 275,970
       Ryland Acceptance Corp.                                     36,153                  35,989
       Sears Mortgage Securities (2 issues)                        49,986                  50,769
       Securitized Asset Sales                                     25,713                  24,948
       SMART Mortgage                                              28,503                  29,272
       Southern California Edison                                  20,522                  19,885
       U.S. West Communications                                    27,583                  27,875


NOTE C--INCOME TAXES

       Effective January 1, 1993, the Company changed its method of accounting for income taxes from the deferred method to the liability method required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (see Note A). The cumulative effect of adopting Statement 109 as of January 1, 1993 and the effect of the change on federal income tax expense for the year ended December 31, 1993 was not material. Under Statement 109, the Company no longer reports the tax benefits from operating and capital loss carryforwards as extraordinary credits. As permitted by Statement 109, the Company has elected not to restate prior years' financial statements.

        Under Statement 109, deferred income taxes reflect the net income tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Income tax liabilities and assets as of December 31, 1993 and January 1, 1993 are as follows:

                                                                  Dec. 31                 Jan. 1
                                                                  -------                 ------
                                                                        (dollars in thousands)
       Deferred income tax liabilities
       Deferred policy acquisition costs and
            policy initiation fees                                $93,688                $75,073
       Payment-in-kind dividends                                                           3,245
       Other items                                                    859                  1,001
                                                                  -------                -------
       Total deferred income tax liabilities                       94,547                 79,319
                                                                  -------                -------

       Deferred income tax assets
       Policy liabilities and accruals                             78,954                 66,416
       Net operating loss carryforwards                             9,143                  8,330
       Reduction in reported values
            of investments not currently
            deductible for tax                                      3,867                  4,806
       Accrued expenses                                             1,334                  1,254
       Allowance for doubtful accounts                              1,052                  1,254
       Other items                                                  1,059                  1,042
                                                                  -------                -------
       Total deferred income tax assets                            95,409                 83,102

       Valuation allowance, including
            $506 attributable to unrealized
            depreciation of equity securities
            at January 1, 1993                                      2,688                  4,575
                                                                  -------                -------
       Net deferred income tax assets                              92,721                 78,527
                                                                  -------                -------
       Net deferred income tax liabilities                        $ 1,826                $   792
                                                                  =======                =======
       Current income tax liabilities (assets)                    $   150                $  (742)
                                                                  =======                =======

       Federal income tax expense is included in the accompanying consolidated statements of income as follows:

                                                                  Year Ended December 31
                                                              1993         1992          1991
                                                              ----         ----          ----
                                                                  (dollars in thousands)
       Continuing operations
           Current                                          $21,220      $12,274      $13,019
           Deferred                                           1,220        2,593         (779)
                                                            -------      -------      -------

                 Subtotal                                    22,440       14,867       12,240
                                                            -------      -------      -------

       Discontinued operations
           -current                                                          (37)        (365)
       Extraordinary credit
           -current                                                       (2,712)      (5,879)
           -deferred                                                      (2,163)         129
                                                            -------      -------      -------
                 Subtotal                                                 (4,875)      (5,750)
                                                            -------      -------      -------
                    Total                                   $22,440      $ 9,955      $ 6,125
                                                            =======      =======      =======

       Federal income tax expense differs from that computed at the applicable statutory federal income tax rate (35% in 1993, 34% in 1992 and 1991) as follows:

                                                                  Year Ended December 31
                                                              1993         1992          1991
                                                              ----         ----          ----
                                                                  (dollars in thousands)
       Computed income tax expense
           at statutory rate                               $23,962        $14,638      $12,120
       Change in valuation allowance
           for deferred income tax assets,
           excluding impact on unrealized
           depreciation of equity securities                (1,381)
       Other items--net                                       (141)           229          120
                                                           -------        -------      -------
                                                           $22,440        $14,867      $12,240
                                                           =======        =======      =======

       The Company files a consolidated federal income tax return including all eligible subsidiaries. At December 31, 1993, the Company has net operating loss carry-forwards of $26,123,000 which expire in 1999 through 2008. These loss carryforwards relate to the operations of the non-life consolidated group. Utilization of these loss carryforwards to offset taxable income of the life insurance subsidiaries is limited under existing federal income tax rules and regulations. Valuation allowances of $2,688,000 and $4,069,000 have been established at December 31, 1993 and January 1, 1993, respectively, to offset the related deferred income tax assets due to the uncertainty of realizing the benefit of the loss carryforwards.

       The Omnibus Reconciliation Act of 1993 changed the Company's prevailing federal income tax rate from 34% to 35% effective January 1, 1993. The Company's additional federal income tax expense for 1993 due to the increase in the tax rate was $685,000. The application of the 35% tax rate to the December 31, 1992 deferred income tax liability balance did not have a material effect on the Company's 1993 provision for federal income taxes.

       The components of deferred income tax expense (benefit) for the years ended December 31, 1992 and 1991 are as follows:

                                                                   1992                    1991
                                                                   ----                    ----
                                                                     (dollars in thousands)
       Deferred policy acquisition costs
            and policy initiation fees                            $  444                  $2,070
       Policy and other reserves                                  (2,873)                 (2,809)
       Utilization of net operating losses
            and capital losses to offset
            deferred income taxes                                 (4,828)                   (127)
       Deferred income taxes arising from
            utilization of net operating
            loss carryforwards                                     1,553                   1,567
       Investment income items                                     2,009                   1,287
       Capital losses                                              2,665                  (1,311)
       Losses on mortgage loans and other
            invested assets                                          693                  (1,110)
       Allowance for uncollectible
            accounts receivable                                    1,117
       Other items--net                                             (350)                   (217)
                                                                  ------                  ------
                                                                  $  430                  $ (650)
                                                                  ======                  ======

       Prior to 1984, a portion of the life insurance subsidiaries' income was not subject to current income taxation, but was accumulated, for income tax purposes, in "policyholders' surplus accounts." At December 31, 1993, the balances in the policyholder surplus accounts aggregated $12,672,000. These amounts are not taxable unless distributed to stockholders or unless they exceed certain limitations under the Internal Revenue Code. Management does not intend to take actions nor does it expect any events to occur that would cause income tax to be payable on these amounts; therefore, deferred income taxes of $4,435,000 have not been provided on these amounts.

NOTE D--LONG-TERM DEBT

       Long-term debt is summarized as follows:

                                                                           December 31,
                                                                  1993                     1992
                                                                  ----                     ----
                                                                      (dollars in thousands)
       Reported Value
       Parent Company:
            6 1/4% convertible subordinated debentures          $ 66,347
            Senior bank debt and ESOP notes                        4,750                 $ 15,400
       By Subsidiaries:
            11 1/2% subordinated debentures                                                30,000
            Bank line of credit                                    45,366                  22,110
            10% real estate mortgage                                2,281                   2,387
            10% capitalized lease obligation                        1,619                   1,662
            Other                                                      12                      74
                                                                 --------                 -------
                                                                 $120,375                 $71,633
                                                                 ========                 =======
       Estimated Fair Value                                      $128,278                 $74,721
                                                                 ========                 =======

       6 1/4% Convertible Subordinated Debentures Due 2003: On April 28, 1993, the Company issued $69 million face amount of 6 1/4% Convertible Subordinated Debentures due 2003. Net proceeds from the public offering of $66,161,000 were used to retire all outstanding senior bank debt, to repurchase 516,600 shares of the Company's common stock through open market purchases, to fund a $35 million capital contribution to the Company's primary life insurance subsidiary and for general corporate purposes.

       The debentures are presented at their face amount less unamortized issuance costs, pay interest semi-annually and are subordinated in right of payment to all senior indebtedness as defined in the indenture governing the debentures. The indenture does not restrict the Company or any subsidiary from incurring additional senior indebtedness or other obligations.

       The debentures are convertible at any time prior to maturity, unless previously redeemed, into shares of the Company's common stock at a conversion ratio of 65.625 shares of common stock for each 1,000 principal amount of debentures ($15.24 per share of common stock). The debentures are redeemable, in whole or in part, at the option of the Company, at any time on or after May 1, 1996 initially at 106% of the principal amount and declining to 100% of the principal amount on or after May 1, 1999. In the event of a change in control as defined in the indenture, debenture holders have the right to require the Company to purchase all or any part of such holder's debentures at 100% of the principal amount plus accrued interest. At the option of the Company, such purchase may be made for cash or shares of the Company's common stock.

       Senior Bank Debt and ESOP Notes:   In January 1993, the Company entered
into a new senior credit facility with a commercial bank. Under the new facility, the final maturity of the Company's then outstanding term loan was extended until July 1997 and the Company borrowed an additional $10,000,000 under a new $10,000,000 revolving line of credit. Proceeds from the additional borrowing were used to fund an escrow account established by the Company's subsidiary in connection with the exchange of that subsidiary's 11 1/2% subordinated debentures for redeemable preferred stock issued by the subsidiary (see Note G). In April 1993, the Company used a portion of the net proceeds from the sale of its 6 1/4% convertible subordinated debentures to retire all of its outstanding senior bank debt and the revolving line of credit facility was terminated.

       The commercial bank referred to above also holds the outstanding notes issued by the Company's employee stock ownership plan (the "ESOP"). The $4,750,000 outstanding principal balance on these notes at December 31, 1993 is repayable as follows: $750,000 in 1994, annual installments of $1,000,000 each in 1995 and 1996 and two $1,000,000 installments in 1997. Interest charges on the ESOP notes are payable quarterly at 97% of the prime rate of the commercial bank. The annual rate of interest is subject to adjustment in the event that certain changes in federal income tax laws or rates occur. In addition, the Company has agreed to pay the commercial bank a quarterly fee so that, after giving effect to such fee and the interest paid by the ESOP, the commercial bank would receive an aggregate payment equal to the greater of the prime rate of the commercial bank plus .5% or the Federal Funds Rate plus 1%.

       The obligations to the commercial bank for the ESOP notes are secured by a pledge of, and a security interest in, 37,396 shares of the Company's 1987 Series II Preferred Stock $1 Par owned by the ESOP. The ESOP loan is further secured by the Company's guaranty and the Company's agreement to make contributions to the ESOP from time to time in such amounts as may be necessary to enable the ESOP to make all payments of principal and interest on the ESOP notes when due.

       The ESOP credit agreement contains restrictions and covenants which, among other things, limit the amount of future indebtedness, limit the amounts and types of investments including investments in below investment grade bonds, equity securities and real property, require the maintenance of specified amounts of consolidated tangible net worth, statutory capital and surplus and fixed charge coverage and limit the payment of cash dividends. Under the most restrictive of these covenants, $17,042,000 of consolidated retained earnings at December 31, 1993 is not restricted as to the declaration or payment of cash dividends. The credit agreement also contains a change of control covenant that may result in the acceleration of the payment of all amounts due under the ESOP notes in the event of a change in control as defined in the agreement.

       11 1/2% Subordinated Debentures: In 1991 and 1990, a wholly-owned subsidiary of the Company issued $30,000,000 of 11 1/2% subordinated debentures. Proceeds from the debenture issues were invested in preferred stock and surplus notes issued by the Company's primary life insurance subsidiary. On February 2, 1993, the Company's subsidiary redeemed the debentures at par by exchanging $30,000,000 of a new series of its redeemable preferred stock for all of the outstanding debentures (see Note G).

       Subsidiary's Bank Line of Credit: On September 30, 1993, a non-insurance subsidiary of the Company entered into an amended and restated credit agreement with several commercial banks pursuant to which the banks agreed to provide this subsidiary with a $125,000,000 line of credit. The new agreement amended and restated an existing agreement previously entered into in May 1990, as subsequently amended, between the Company's noninsurance subsidiary and the commercial bank referred to above to provide for, among other things, an increase in the amount of the credit facility and for additional lenders to become parties thereto. At December 31, 1993, $79,798,000 remains available through June 1995 under this line of credit. The actual amount funded will be determined based on the amount of new annuity business written by the Company's primary life insurance subsidiary during the funding period.

       Principal and interest on the funds drawn under this line of credit are payable in sixteen quarterly installments beginning on the eighth calendar day following the end of each calendar year quarter in which the funds are drawn. The credit agreement requires the Company's subsidiary to make loan prepayments with any excess funds not otherwise used to fund commission payments to agents or to make scheduled principal and interest payments. Interest charges are, at the Company's option, LIBOR plus 1.25% or the greater of the agent bank's prime rate or the Federal Funds Rate plus .5%, and a quarterly commitment fee is charged equal to .375% per annum of the average daily unused amount of the line of credit. The weighted average interest rate on the outstanding loan balance at December 31, 1993 was 4.74%.

       Borrowings under the line of credit are principally secured by a pledge of certain contract rights between the Company's primary life insurance subsidiary and the Company's non-insurance subsidiary. The credit agreement imposes various restrictions on the Company's non-insurance subsidiary and requires it to hedge at least $25,000,000 of borrowings through July 1996 to protect itself against three-month LIBOR exceeding 4.74% per annum. Pursuant to that requirement, this subsidiary is the fixed rate payor under an interest rate swap contract having a notional amount of $25,000,000 and a term of three years ending July 1996 (see Note I).

       In addition to customary events of default, the credit agreement specifies certain events of default with respect to the Company and its subsidiaries, including its primary life insurance subsidiary, which include, among other things, the occurrence of a change in control, as defined in the credit agreement, of the Company, its non-insurance subsidiary, its primary life insurance subsidiary and another non-insurance subsidiary, payment defaults by the Company or its primary life insurance subsidiary on certain obligations to the non-insurance subsidiary, and failure by the primary life insurance subsidiary to maintain specified amounts of statutory capital and surplus and to limit the amount of future indebtedness and the amount of its investments in below investment grade bonds, equity securities and real property. The occurrence of any event of default could result in the commercial banks terminating their commitments under the credit agreement and/or accelerating the payment of amounts due thereunder. The credit agreement is an "evergreen" agreement renewable for additional eighteen month periods by mutual consent of the Company, its subsidiaries and the commercial banks. The line of credit is not guaranteed by the Company, its primary life insurance subsidiary or any of its other subsidiaries.

       Real Estate Mortgage: The 10% real estate mortgage is payable in monthly installments of $28,000 including interest, through 1994 with a balloon payment of $2,185,000 due in December 1994. The net book value at December 31, 1993 of the Company's home office building pledged as collateral for the loan is $4,067,000.

       Capitalized Lease Obligation: The 10% capitalized lease obligation requires monthly payments of $17,000, including interest, through 2009. The lease relates to a subsidiary's former home office building financed through the issuance of a municipality's industrial development revenue bonds. The subsidiary's former home office building, land and equipment, having a cost of $3,101,000 and accumulated amortization of $1,050,000 at December 31, 1993, are pledged as collateral for the lease obligation. Approximately 90% of this building is subleased to unrelated parties under sublease agreements expiring in 1995 and 1998 with aggregate annual sublease payments of $475,000.

       Aggregate Maturities of Long-term Debt: Aggregate maturities of long-term debt, including the present value of the 10% capitalized lease obligation, during each of the five years subsequent to 1993 are as follows:
1994--$19,909,000; 1995--$15,120,000; 1996--$11,771,000; 1997--$5,813,000 and
1998--$66,000.

NOTE E--SERIES PREFERRED STOCK

       The Board of Directors is authorized to issue 5,000,000 shares of Series Preferred Stock $1 Par from time to time in one or more series and to fix the number of shares, designations, voting powers (if any), preferences and rights, and qualifications, limitations or restrictions of each series. Each series of Series Preferred Stock $1 Par shall be distinctly designated and, except as otherwise stated, shall rank equally and be identical in all respects.

       Redeemable Preferred Stock: There were 77,130 shares and 81,901 shares of 1987 Series II Preferred Stock $1 Par outstanding at December 31, 1993 and 1992, respectively. All of the 1987 Series II shares are owned by the Company's employee stock ownership plan (the "ESOP") (see Note H) and the shares are presented at their $100 per share liquidation preference less the outstanding ESOP loan guarantee balance (see Note D). The estimated fair value of the 1987 Series II shares at December 31, 1993 and 1992 was $14,848,000 and $14,496,000, respectively.

       The 1987 Series II shares are entitled to annual cumulative cash dividends equal to the issue price multiplied by the prime rate of a specified commercial bank plus 3/4 of 1% (6.75% at December 31, 1993), payable quarterly. Cash dividends paid in 1993, 1992 and 1991 were equivalent to $6.75 per share, $7.37 per share and $9.87 per share, respectively.

       The Company may, at its option, redeem the 1987 Series II shares, in whole or in part, at any time after ten years from date of issue at a price of $100 per share plus cumulative unpaid dividends. In the event of a change in control of the Company, as specified in the resolution creating the series, each 1987 Series II share shall be redeemed at a price equal to the greater of $100 per share, plus cumulative unpaid dividends or the fair market value thereof. In liquidation, 1987 Series II stockholders are entitled to $100 per share (aggregate $7,713,000) plus cumulative unpaid dividends before any distribution shall be made to common stockholders. The 1987 Series II shares rank on parity with the other Series Preferred Stock shares with respect to dividends and distributions.

       During 1993, 1992, and 1991, the Company exchanged 70,510 shares, 32,403 shares and 126,166 shares, respectively, of its common stock with the ESOP for 4,771 shares, 2,312 shares and 7,334 shares, respectively, of its 1987 Series II Preferred Stock for the purpose of making distributions of the 1987 Series II shares to terminated ESOP plan participants.

       Each 1987 Series II share is entitled to eleven votes on each matter submitted to a vote at any meeting of the Company's stockholders. In addition, with respect to the approval of certain business combinations, the 1987 Series II shares are entitled to vote separately as a class, and the affirmative vote of at least 75% of the outstanding 1987 Series II shares is required for such approval.

       Each 1987 Series II share is convertible at any time into 13.7214 shares of common stock. Antidilution rights of the owners of 1987 Series II shares are specified in the resolutions creating the series. At December 31, 1993, 1,058,335 shares of common stock are reserved for conversion of the 1987 Series II shares.

       1976 Series Preferred Stock: The Company has issued 200,000 shares of 1976 Series Preferred Stock $1 Par, of which there were 195,000 shares and 200,000 shares outstanding at December 31, 1993 and 1992, respectively. During 1993, 5,000 1976 Series shares were converted into 15,281 shares of common stock.

       The 1976 Series shares are entitled to annual cumulative cash dividends of $.425 per share, payable semi-annually. All of the 1976 Series shares are owned by the ESOP (see Note H). The Company may, at its option, redeem the 1976 Series shares, in whole or in part, at any time at a price of $5 per share plus cumulative unpaid dividends. In liquidation, 1976 Series stockholders are entitled to receive $5 per share (aggregate $975,000) plus cumulative unpaid dividends before any distribution shall be made to common stockholders. The 1976 Series shares rank on parity with the other Series Preferred Stock shares with respect to dividends and distributions.

       Each 1976 Series share is entitled to one vote and is convertible at any time into 3.21 shares of common stock. Antidilution rights of the owners of 1976 Series shares are specified in the resolutions creating the series. At December 31, 1993, 625,769 shares of common stock are reserved for conversion of the 1976 Series shares.

       1988 Series I and Series II Preferred Stock: In 1988 and 1989, the Company issued a total of 143,640 shares of 1988 Series I and Series II Preferred Stock (the "1988 Series shares") to its former savings bank subsidiary which was taken over by government regulators in 1990 (see Note K). The Company has a lawsuit pending against the United States government which litigation seeks, among other things, recovery of the Company's investment in its former savings bank subsidiary, including the 1988 Series shares. Because there is no assurance beyond a reasonable doubt that the Company will prevail in its lawsuit, the 1988 Series shares are presented as issued and outstanding in the accompanying consolidated financial statements as of December 31, 1993 and 1992 and were given full recognition in the computations of primary and fully diluted earnings per share for all periods presented.

       Beginning in 1990, the 1988 Series shares are entitled to annual
cumulative cash dividends of $8 per share, payable quarterly.   The Company has
declared but not paid cumulative dividends on the 1988 Series shares aggregating $4,657,000 ($40 per share on 7,560 shares of 1988 Series II Preferred Stock and $32 per share on the balance of the 1988 Series shares), including $862,000 ($6 per share) declared in January 1994. As discussed above, the 1988 Series shares are involved in the pending litigation related to the takeover of the Company's former savings bank subsidiary (see Note K) and the Company has set off the amount of the declared dividends against damages believed by the Company to be owing to the Company by the United States of America.

       The Company may, at its option, redeem the 1988 Series shares, in whole or in part, at any time after ten years (five years for the 1988 Series II shares) from the date of issue at a price of $100 per share plus cumulative unpaid dividends. In liquidation, 1988 Series stockholders are entitled to $100 per share (aggregate $14,364,000) plus cumulative unpaid dividends before any distribution shall be made to common stockholders. The 1988 Series shares rank on parity with the other Series Preferred Stock shares with respect to dividends and distributions.

       The 1988 Series shares are non-voting except as required by the Delaware General Corporation Law and except if the Company fails to pay dividends on such shares for six consecutive quarters, in which case holders of the 1988 Series shares are entitled to one vote per share on each matter submitted to a vote at any meeting of the Company's stockholders. Each 1988 Series share is convertible at any time into 13.7214 shares of common stock. Antidilution rights of the owners of 1988 Series shares are specified in the resolutions creating the series. At December 31, 1993, 1,970,942 shares of common stock are reserved for conversion of the 1988 Series shares.

       Preferred Stock Purchase Rights: In April 1991, the Company redeemed all of its outstanding preferred stock purchase rights that had been issued pursuant to a Rights Agreement adopted in 1987. Each share of the Company's common stock had one preferred stock purchase right attached and received the redemption price of $.01 per right. Subsequent to the rights redemption, the Board of Directors eliminated the series of 250,000 shares of Series A Junior Participating Preferred Stock, which had been designated and reserved for issuance upon exercise of the now redeemed rights, from the Company's Certificate of Incorporation.

NOTE F--STOCKHOLDERS' EQUITY AND RESTRICTIONS

       Changes in the number of shares of common stock outstanding are as follows:

                                                              Year Ended December 31
                                                          1993           1992         1991
                                                          ----           ----         ----

Outstanding at beginning of year                        13,109,239     13,055,186   12,708,020
      5% stock dividend
         Shares issued (a)                                 687,772
         Shares acquired for treasury (b)                  (52,628)
      Shares acquired through open market purchases       (516,600)
      Issued in exchange for 1987 Series II
         Preferred Stock                                    70,510         32,403      126,166
      Conversion of 1976 Series Preferred Stock             15,281
      Issued to employee benefit plans                                     21,650      200,000
      Issued upon exercise of stock options                116,082                      21,000 (a)
                                                        ----------     ----------   ----------
Outstanding at end of year                              13,429,656     13,109,239   13,055,186
                                                        ==========     ==========   ==========

__________
(a)  Issued from authorized but unissued shares.  All other issuances were from common stock in treasury.
(b)  Includes 50,823 shares issued to a subsidiary and 1,805 fractional shares purchased for cash.

       On May 5, 1993, the Company's stockholders approved an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of common stock from 25,000,000 to 35,000,000 shares. On May 19, 1993, the Company's Board of Directors authorized the repurchase by the Company of up to 1,000,000 shares of the Company's common stock. This authorization expired on December 31, 1993 and 516,600 shares were acquired for treasury through the repurchase program. Authorization for the Company to repurchase up to 1,000,000 additional shares of its common stock during calendar year 1994 was approved by its Board of Directors on January 13, 1994.

       At December 31, 1993, there were 9,224,270 shares of common stock reserved for conversion of the Series Preferred Stock and 6 1/4% Convertible Subordinated Debentures and for exercise of stock options. Treasury stock at December 31, 1993 and 1992 included 927,299 shares and 1,016,476 shares, respectively, of common stock owned by a subsidiary of the Company. Treasury shares held by subsidiaries are entitled to dividends but do not have voting rights.

       The net assets of the insurance subsidiaries available for transfer to the Company are limited to the amounts by which the insurance subsidiaries' net assets, as determined in accordance with statutory accounting practices prescribed or permitted by state regulatory authorities, exceed minimum regulatory statutory capital and surplus requirements; however, payment of dividends or other distributions to stockholders may also be subject to prior approval by regulatory authorities. In addition, the ability of the insurance subsidiaries to transfer funds to the Company is limited by certain provisions in the Company's loan agreements relating to the maintenance of specified minimum levels of statutory capital and surplus (see Note D). At December 31, 1993, $43,856,000 of consolidated stockholders' equity (based on amounts reported in accordance with statutory accounting practices) represents net assets of the insurance subsidiaries that cannot be transferred to the Company in the form of dividends, surplus note payments, loans or advances.

       Combined capital and surplus of the insurance subsidiaries, as reported in accordance with statutory accounting practices of their respective states of domicile, was $214,317,000 and $178,842,000 at December 31, 1993 and 1992,
respectively. Combined statutory net income for 1993, 1992 and 1991 was $32,019,000, $16,538,000 and $32,566,000, respectively.

NOTE G--PREFERRED STOCK OF WHOLLY-OWNED SUBSIDIARY

       On August 25, 1992, a wholly-owned subsidiary of the Company issued 2,760,000 shares of non-convertible redeemable preferred stock at a public offering price of $25 per share. $42,500,000 of the net proceeds from the offering were contributed to the capital of the Company's primary life insurance subsidiary. Remaining net proceeds of approximately $22,600,000 were used to purchase $69,000,000 face amount of zero coupon U.S. Treasury securities maturing in August 2007. These securities have been placed in an escrow account to be used for the future redemption of the redeemable preferred stock on or before its mandatory redemption date in 2007.

       The subsidiary's redeemable preferred stock is entitled to annual cumulative cash dividends of $2.16 per share, payable quarterly. The redeemable preferred stock is mandatorily redeemable in September 2007 at a redemption price of $25 per share, plus cumulative unpaid dividends. In liquidation, holders of the subsidiary's redeemable preferred stock are entitled to $25 per share (aggregate $69,000,000) plus cumulative unpaid dividends.

       On February 2, 1993, the subsidiary referred to above issued 1,200,000 shares of a non-convertible redeemable preferred stock at an issue price of $25 per share (aggregate $30,000,000) in exchange for all of the subsidiary's outstanding 11 1/2% subordinated debentures which were retired (see Note D).
In connection therewith, the subsidiary purchased $30,000,000 face amount of zero coupon U.S. Treasury securities maturing in February 2008 with the proceeds of a $10,000,000 borrowing under the Company's revolving line of
credit (see Note D).   These securities have been placed in an escrow account
to be used for the future redemption of the second series of redeemable preferred stock on or before its mandatory redemption date in 2008.

       The second series of the subsidiary's redeemable preferred stock is entitled to annual cumulative cash dividends of $2.32 per share, payable quarterly. This series of redeemable preferred stock is mandatorily redeemable in February 2008 at a redemption price of $25 per share, plus cumulative unpaid dividends. In liquidation, holders of this series of the subsidiary's redeemable preferred stock are entitled to $25 per share (aggregate $30,000,000) plus cumulative unpaid dividends.

       The subsidiary's redeemable preferred stock is presented at its fair value on the date of issue ($69,000,000 and $30,000,000, respectively) less unamortized issue costs. The excess of the mandatory redemption value over the reported value is being accreted by periodic charges to income from continuing operations over the life of the issue. The aggregate fair value of the subsidiary's redeemable preferred stock was $109,276,000 and $65,895,000, at December 31, 1993 and 1992, respectively.

NOTE H--EMPLOYEE BENEFIT PLANS

       The Company and its subsidiaries participate in a qualified trusteed plan, The Statesman Group, Inc. Employee Stock Ownership Plan and Trust ("Plan"), which provides for a uniform noncontributory retirement program covering all eligible employees of the Company and its subsidiaries. Contributions to the Plan are equal to 10% of eligible compensation of all participants plus such additional amounts (2.9%, 3.1% and 1.8% for 1993, 1992 and 1991, respectively) as may be determined annually by the Board of Directors. In addition, the Company has agreed that it will make contributions to the Plan from time to time in such amounts as may be necessary to enable the Plan to make all payments of principal and interest on the Plan's bank loan when due (see Note D). Total plan expense for 1993, 1992 and 1991 amounted to $900,000, $900,000 and $815,000, respectively.

       In 1987, the Plan purchased 100,000 shares of the Company's 1987 Series II Preferred Stock $1 Par for $10,000,000 financed by a ten-year bank loan guaranteed by the Company (see Note D). For the years ended December 31, 1993, 1992 and 1991, interest expense of $293,000, $367,000 and $577,000, respectively, on the ESOP loan was funded by the dividends received on the 1987 Series II Preferred Stock. The remaining ESOP loan guarantee balance of $4,750,000 at December 31, 1993, which is included in long-term debt and deducted from redeemable preferred stock in the accompanying consolidated balance sheets, will be further reduced in future years as the Plan's debt is reduced and shares are allocated to Plan participants. At December 31, 1993, the Plan owned 44,757 shares of the Company's common stock, 195,000 shares of the Company's 1976 Series Preferred Stock $1 Par and 77,130 shares of the Company's 1987 Series II Preferred Stock $1 Par.

       The Company and its subsidiaries participate in the Statesman Savings Plan 401(k) (the "401(k) plan"), a qualified salary deferral retirement plan covering all eligible employees of the Company and its subsidiaries. Employees may contribute a portion of their annual salary, subject to limitation, to the 401(k) plan. The Company and its subsidiaries contribute an additional amount, subject to limitation but not to exceed 2% of eligible compensation, based on the voluntary contributions of the employees. The 401(k) plan provides that all employer matching contributions will be invested in shares of Company stock. At December 31, 1993, the 401(k) plan held 55,900 shares of the Company's common stock. Plan contributions charged to expense for 1993, 1992 and 1991 were $90,000, $85,000 and $76,000, respectively.

NOTE I--COMMITMENTS AND CONTINGENCIES

       Litigation: The Company's subsidiaries are involved in various pending or threatened legal proceedings arising from the conduct of their businesses. These proceedings in some instances include claims for punitive damages and similar types of relief in unspecified or substantial amounts, in addition to amounts for alleged contractual liability or claims for equitable relief. In management's opinion, after consultation with counsel and review of available facts, these proceedings will ultimately be resolved without materially affecting the Company's financial condition.

       Reinsurance: In the normal course of business, the Company seeks to limit its exposure to loss on any single insured and to recover a portion of benefits paid by ceding reinsurance to other insurance enterprises or reinsurers. The Company's maximum retention limit on any one life is $100,000. Reinsurance assumed from other companies is not significant.

       Reinsurance contracts do not relieve the Company from its obligations to its policyholders. The Company remains contingently liable to its policyholders for the portion reinsured to the extent that the reinsuring companies do not meet their obligations assumed under the reinsurance agreements. The aggregate receivable from reinsurers at December 31, 1993 was $6,026,000, all of which was deemed collectible. Ceded reinsurance premiums deducted from premiums and policy fund charges were $4,437,000, $4,389,000 and $4,724,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

       Certain policy liabilities were reinsured under reinsurance transactions which represented financing arrangements and, in accordance with generally accepted accounting principles, are not reflected in the accompanying consolidated financial statements except for the risk fees paid to reinsurers. These transactions were effectively terminated as of December 31, 1993. Net statutory surplus provided by such treaties totaled $24.7 million at December 31, 1992. Risk fees paid to the reinsurers approximated 2.75% of the net amount of surplus provided.

       Employment Arrangements: The Company has entered into employment continuation agreements with certain executives of the Company and its subsidiaries that provide for payments to these executives of amounts up to four times their annual compensation if there is a change in control of the Company (as defined), and a termination of their employment. The agreements do not constitute employment contracts and only apply in circumstances following a change in control. The maximum contingent liability at December 31, 1993 under these agreements is $6,167,000.

       Guaranty Fund Assessments: From time to time, mandatory assessments are levied on the Company's insurance subsidiaries by life and health guaranty associations of most states in which these subsidiaries are licensed to cover losses to policyholders of insolvent or rehabilitated insurance companies. These associations levy assessments (up to prescribed limits) on all member insurers in a particular state in order to pay claims on the basis of the proportionate share of premiums written by member insurers in the lines of business in which the insolvent or rehabilitated insurer engaged. These assessments may be deferred or forgiven in certain states if they would threaten an insurer's financial strength and, in some states, these assessments can be partially recovered through a reduction in future premium taxes. Prior to 1991, these assessments were not material to the Company's financial statements. However, the economy and other factors have recently caused a number of failures of substantially larger companies which could result in future assessments in material amounts. Assessments levied against the Company's insurance subsidiaries and charged to expense in 1993, 1992 and 1991 were $2,623,000, $2,233,000, and $638,000, respectively. The accompanying consolidated financial statements include provisions for all known assessments that will be levied against the Company's insurance subsidiaries by various state guaranty associations. At the present time, the Company is not able to reasonably estimate what amounts will ultimately be assessed to its subsidiaries in the future for failures that have occurred to date and, as such, the accompanying consolidated financial statements do not include any provision for such potential assessments.

       Interest Rate Swaps: The Company has entered into certain interest rate swap and collar agreements to match the interest rate characteristics of investments and related insurance liabilities for a portion of its single premium deferred annuity liabilities. These agreements involve the exchange of fixed and floating rate interest payments without an exchange of the underlying notional principal amounts. The interest rate swap and collar agreements effectively modify the interest rate characteristics of the single premium deferred annuity liabilities which reprice annually at discretionary rates determined by the Company to be less sensitive to changes in interest rates. In addition, a non-insurance subsidiary of the Company has entered into interest rate swap agreements to limit its exposure to increases in short-term borrowing rates.

       Swap agreements subject the Company to the risk that the swap counterparty will fail to perform. However, the potential credit loss is limited to the periodic net settlement amounts due under the agreements and nonperformance is not anticipated. In addition, with respect to those swap contracts that do not qualify as hedges, the Company is subject to market risk associated with changes in interest rates and declines in value of the underlying financial instrument and with respect to the interest rate swaps used to hedge floating rate bank debt, the Company has incurred higher interest costs than if these agreements were not in place because short-term borrowing rates have been lower than the applicable fixed rates indicated in the swap agreements.

       The notional amounts of interest rate swap and collar financial instruments in effect at December 31, 1993 and 1992 are as follows:

                                                                          1993           1992
                                                                          ----           ----
                                                                         (dollars in millions)
       Used to hedge single premium deferred annuity liabilities:
            Receive variable rates:
               Interest rate collar                                      $ 250          $  250
               Interest rate swap                                           50              50
       Used to offset a portion of the costs of interest
          rate collar and swap used as hedges:
            Receive fixed rates                                            300             300
            Received variable rates                                        250
       Used to hedge non-insurance subsidiary's floating
          rate bank debt                                                    25               5


       The interest rate collar and $250 million of interest rate swaps on which the Company receives fixed rates expire in May 1996. The interest rate collar is a combination of an interest rate cap and floor whereby the Company is to receive payment if the six-month LIBOR exceeds 14% (the "cap") or is to make payment if the six-month LIBOR is less than 7.35% (the "floor"). There is no cost to either party while the six-month LIBOR is between 7.35% and 14%. At December 31, 1993, the effective six-month LIBOR rate under this agreement was 3.50%.

       The interest rate swaps which expire in May 1996 discussed above offset a portion of the cost of the floor and, as long as the six-month LIBOR remains at or below the 7.35% floor rate, the net cost of the floor is fixed as the difference between 7.35% and the weighted average fixed rate under the swaps of 6.59%. Amounts payable under the floor are netted against amounts receivable under the interest rate swaps.

       The Company also has a $250 million interest rate swap in effect at December 31, 1993 under which the Company receives six-month LIBOR and pays the swap counterparty six-month LIBOR minus .37%. In the event that six-month LIBOR increases by more than .50% on any semi-annual reset date, the amount the Company receives for the subsequent six month period is capped at the previous six-month LIBOR plus .50%. The purpose of this swap is to further reduce the cost of the interest rate floor described above, however this swap exposes the Company to incremental liability in the event that the six-month LIBOR increases at a faster rate than .87% every six months. This swap expires in May 1996.

       In 1989, the Company entered into a $50 million interest rate swap contract and, at the inception of this agreement, received a $10,000,000 advance payment of the swap counterparty's obligations over the term of the swap agreement, which amount is being repaid with interest as an adjustment to the net interest settlements during the five year term of the swap. This advance, net of a $150,000 arrangement fee, is being amortized on the interest method over the term of the swap using the interest rate implicit in the payment adjustment. The unamortized amount of the advance included in accrued expenses and other liabilities in the accompanying consolidated balance sheets was $2,388,000 and $4,545,000 at December 31, 1993 and 1992, respectively.

       In May 1991, the Company effectively terminated the $50 million interest rate swap referred to above by entering into an offsetting $50 million interest rate swap. The loss on termination of $1,312,000, which was equal to the discounted present value of the net future payments under both swaps of $435,000 annually, exclusive of the repayment of the $10,000,000 advance, is being recognized over three and one-half years, the remaining term of both swaps on the date of termination. The unrecognized loss on termination was $354,000 and $740,000 at December 31, 1993 and 1992, respectively, and the remaining term of the two offsetting $50 million interest rate swaps at December 31, 1993 was eleven months.

       Under the $25 million interest rate swap used to hedge floating rate bank debt, the Company receives a floating rate equal to three-month LIBOR and pays the swap counterparty a fixed rate of 4.74%. This swap expires in July 1996.

       Income (expense) recognized in the accompanying consolidated statements of income for interest rate swaps and the interest rate collar, including periodic settlement amounts and realized and unrealized gains and losses recognized on interest rate swaps that do not qualify as hedges, is as follows:

                                                                   Year Ended December 31
                                                              1993         1992          1991
                                                              ----         ----          ----
                                                                  (dollars in thousands)
       Reported as
       Net investment income                               $(2,143)        $ 898      $(1,002)
       Interest expense                                       (281)         (284)        (160)

       The reported amount and estimated fair value of the Company's liabilities (assets) under the interest rate swaps and the interest rate collar are as follows:

                                                                                       Estimated
                                                                        Reported         Fair
                                                                         Amount          Value
                                                                         ------          -----
                                                                        (dollars in thousands)
       December 31, 1993
       Qualifying for hedge accounting                                 $ 2,852          $ 6,043
       Not qualifying for hedge accounting                                (157)              15
       December 31, 1992                                               $ 5,276          $13,216


       Leases: Total rental expense for all leases is as follows: 1993 -- $1,238,000; 1992 -- $1,141,000; and 1991 -- $1,346,000. Future minimum rental commitments for operating leases having initial or remaining noncancelable lease terms in excess of one year are not material.

NOTE J--STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

       Under the terms of two stock option plans adopted by the Company's stockholders in 1984, certain officers and key employees of the Company and its subsidiaries may be granted options to purchase up to 1,246,292 shares of the Company's common stock. Because the exercise price of all stock options awarded under these plans can be no less than the fair market value of a share of optioned stock at the date of grant, no compensation expense has been recorded for these awards. Options expire no later than ten years after the date of grant and no options can be granted after 1993.

       In addition, one of the stock option plans provides for the granting of stock appreciation rights ("SARs") on a maximum of 465,034 shares of the Company's common stock. SARs entitle the holder to receive, upon exercise, a cash payment equal to the excess of the fair market value of a share of common stock on the date of exercise over the option price. Compensation expense of $31,000, $610,000 and $90,000 is included in the 1993, 1992 and 1991 consolidated statement of income, respectively, based on the difference between the market value of the rights outstanding at the end of each year and the option price and cash payments made during each year on SARs exercised.

       Information concerning stock options and SARs is as follows. All shares and option prices have been adjusted to give retroactive effect to stock dividends declared subsequent to the date of grant. Outstanding stock options and SARs will expire over periods ending no later than November 2003.

                                                           Number of Shares              Price
                                                        Options         SARs           Per Share
                                                        -------         ----           ---------
       Outstanding, January 1, 1991                      434,601       161,831       $1.90-$ 4.81
            Granted                                      641,550                      2.38-  2.60
            Exercised                                    (22,050)                            1.90
            Terminated or expired                         (5,775)      (26,973)       2.60-  4.81
                                                       ---------       -------
       Outstanding, December 31, 1991                  1,048,326       134,858        2.38-  4.81
            Exercised                                                  (28,832)              4.81
                                                       ---------       -------
       Outstanding, December 31, 1992                  1,048,326       106,026        2.38-  4.81
            Granted                                      170,500       157,500              12.38
            Exercised                                   (177,727)      (28,832)       2.60-  4.81
                                                       ---------       -------
       Outstanding, December 31, 1993                  1,041,099       234,694        2.38- 12.38
                                                       =========       =======
       Exercisable, December 31, 1993                  1,000,849        77,194        2.38- 12.38
                                                       =========       =======
       Available for future grant,
            December 31, 1992                            175,916       195,315
                                                       =========       =======

NOTE K--DISCONTINUED OPERATIONS

       In July 1990, the Office of Thrift Supervision ("OTS"), an office of the United States Department of Treasury, placed Statesman Bank for Savings, FSB (the "savings bank"), formerly a wholly-owned subsidiary of the Company, in receivership and a new federal institution, operating under the oversight of the Resolution Trust Corporation, assumed the savings bank's assets and liabilities. The OTS action was predicated on its assertion that the savings bank failed to meet the minimum federal regulatory capital requirements under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") which became effective in December 1989. The Company had previously capitalized the savings bank with $8,400,000 of cash and 126,000 shares of its 1988 Series Preferred Stock $1 Par (see Note E) in March 1988 for the purpose of acquiring four failed thrift institutions with federal agency financial assistance. The Company reduced the carrying value of its investment in the savings bank to zero and recognized a loss on disposal in its 1990 consolidated financial statements.

       In August 1990, the Company filed suit in the United States Claims Court (the "Claims Court") against the United States of America. The pending lawsuit concerns contractual agreements which were made by the Federal Savings and Loan Insurance Corporation and the Federal Home Loan Bank Board, former government regulatory agencies that were abolished by FIRREA, to induce the Company to capitalize the savings bank, for the purpose of acquiring the four failed thrift institutions. In the lawsuit, the Company claims that the defendant has breached its contractual agreements with respect to regulatory capital. Accordingly, the pending lawsuit contends that this breach of contract, which resulted in the disallowance of $21 million of capital which the defendant promised would be perpetual for regulatory accounting purposes, constitutes a taking of the Company's property without just compensation and due process of law, in violation of the Fifth Amendment of the United States Constitution.

       The pending lawsuit seeks rescission of the transaction between the Company and the government agencies and recovery of the Company's investment plus compensation for monies expended, costs incurred and the value of benefits conferred on the defendant through the Company's purchase, operation and management of the savings bank. Total restitution sought exceeds $30 million.

       In July 1992, the Claims Court granted the Company's motion for summary judgment as to the defendant's liability in the above-described lawsuit. The Claims Court also consolidated this case with two others and certified these cases for interlocutory appeal to the United States Court of Appeals for the Federal Circuit (the "Court of Appeals"). Subsequently, the Court of Appeals reversed the order of the Claims Court by a margin of two to one and the Company filed a Petition for Rehearing with Suggestion for Rehearing in Banc (the "Rehearing Petition") with the Court of Appeals. On August 18, 1993, the Court of Appeals accepted the Company's Rehearing Petition. The Court of Appeals also vacated its judgment entered on May 25, 1993 in favor of the defendant and withdrew its opinion accompanying the judgment. The rehearing is currently scheduled for February 10, 1994.

       In 1985, the Company sold Statesman Insurance Company, a former property-casualty insurance subsidiary. As part of this sale and as part of a certain reinsurance agreement between Statesman Insurance Company and another former affiliate, the Company guaranteed and indemnified Statesman Insurance Company that it would suffer no loss on the insurance liability reinsured by it in excess of the loss and loss adjustment expense reserves transferred to the affiliate pursuant to the terms of the reinsurance agreement. The Company does not believe that the ultimate settlement of the remaining outstanding claims covered by this guarantee will materially exceed existing liabilities provided for such contingency.

       In 1989, the Company sold its investment banking and retail brokerage subsidiary. The stock purchase agreement between the Company and the purchaser provided in part that the Company could be required to indemnify the purchaser for certain uncollectible receivables and debits of the former subsidiary and certain claims by or against the former subsidiary. In 1990, the purchaser filed for bankruptcy protection under Chapter 7 of the federal bankruptcy laws and the Bankruptcy Trustee for the purchaser purported to assign the purchaser's indemnification rights, if any, under the stock purchase agreement to the former subsidiary.

       In January 1991, the former subsidiary filed a declaratory judgement action seeking indemnification by the Company with respect to certain claims by or against the former subsidiary. The Company vigorously disputed its former subsidiary's claim to indemnification and believes that it had meritorious defenses to such claim. To avoid the cost and uncertainty of long-term litigation, the Company entered into a settlement agreement and release with the former subsidiary in October 1991. The charge related to the settlement, including related attorneys' fees in excess of amounts previously accrued at December 31, 1990, was recognized in the fourth quarter of 1991 as a loss on disposal of subsidiaries and did not have a material effect on the Company's financial position or results of operations.

NOTE L--QUARTERLY FINANCIAL INFORMATION (Unaudited)

       Unaudited quarterly results of operations are as follows:

                                                                      Quarter
                                                 1st            2nd            3rd             4th
                                                 ---            ---            ---             ---
                                                 (dollars in thousands, except per share amounts)
   Year Ended December 31, 1993
   Premiums and policy fund charges              $12,812       $11,523         $12,388         $13,236
   Net investment income                          70,494        73,875          78,259          76,274
   Realized gains on investments                   6,423         4,429           6,274           7,677
   Total revenues                                 91,054        91,333          98,329          98,505
   Net income                                      8,947         8,789           9,392          10,119
   Net income applicable to common stock           8,536         8,377           8,981           9,760
   Primary earnings per common share                 .59           .58             .63             .69
   Fully diluted earnings per common share           .49           .41             .47             .48

   Year Ended December 31, 1992
   Premiums and policy fund charges               13,675        13,247          11,921          12,880
   Net investment income                          65,136        67,245          69,515          70,335
   Realized gains on investments                   1,382         2,318           3,120           5,549
   Total revenues                                 80,959        83,580          85,522          89,974
   Income from continuing operations               5,779         6,665           7,705           5,868
   Income before extraordinary credit              5,769         6,619           7,690           5,868
   Extraordinary credit                              550           810           1,090           2,425
   Net income                                      6,319         7,429           8,780           8,293
   Net income applicable to common stock           5,892         7,002           8,363           7,914
   Primary earnings per common share
       Income from continuing operations             .38           .44             .51             .38
       Income before extraordinary credit            .38           .44             .51             .38
       Extraordinary credit                          .04           .05             .08             .17
       Net income                                    .42           .49             .59             .55
   Fully diluted earnings per common share
       Income from continuing operations             .32           .36             .42             .32
       Income before extraordinary credit            .32           .36             .42             .32
       Extraordinary credit                          .03           .05             .06             .13
       Net income                                    .35           .41             .48             .45

       Earnings per share amounts for each quarter are computed independently of earnings per share amounts for the year. All per share amounts prior to the fourth quarter of 1993 have been restated to give retroactive effect to the 5% stock dividend paid in December 1993.

       Amounts previously reported as discontinued operations for the first three quarters of 1993 have been reclassified to be consistent with the year end presentation.

       Insurance operations are typically not seasonal in nature. However, the recognition of realized gains and losses on investments may vary from quarter to quarter as indicated above. Fourth quarter 1992 operations include additional amortization of deferred policy acquisition costs related to realized gains on investments of $4,125,000.

NOTE M -- SUBSEQUENT EVENT (UNAUDITED)

       On September 29, 1994, CCP II completed the Acquisition of the Company. Pursuant to an Agreement and Plan of Merger, the Company's former stockholders received $15.25 in cash per common equivalent share, plus the right to receive up to another $2.00 in cash per common equivalent share based on the outcome of the Company's pending litigation against the U. S. Government concerning the
Company's former savings bank subsidiary.   CCP II is a Delaware limited
partnership which was formed by Conseco, Inc. ("Conseco") to invest in acquisitions of annuity, life, and accident and health insurance companies and related businesses. In connection with the Acquisition, the line of credit of a subsidiary of the Company with a balance at the acquisition date of approximately $54,800,000 was repaid.

       The Acquisition will be accounted for as a purchase business combination pursuant to which the reported values of the acquired assets and liabilities of the Company are adjusted to their estimated fair values at the Acquisition date. The Company incurred indebtedness aggregating $350 million to partially finance the Acquisition. As such, future results of operations and the financial condition of the Company may vary significantly from historical reported results of operations and financial condition.

       The Company and certain of the persons then serving on the Board of Directors have been named in a purported class action suit commenced on May 3, 1994 relating to the Acquisition. The complainant seeks injunctive relief and compensatory damages. The Company believes that such suit is without merit and intends to contest it vigorously.

ITEM 7(b). PRO FORMA CONSOLIDATED FINANCIAL INFORMATION OF CONSECO, INC. AND SUBSIDIARIES.

                                      CONSECO, INC. AND SUBSIDIARIES
                              PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                  For the Six Months Ended June 30, 1994
                              (Dollars in millions, except per share amounts)
                                                (Unaudited)

                                              Pro Forma                      Pro Forma
                                               Conseco                      Adjustments
                                             Before the                     Relating to
                                              Statesman        Statesman   the Statesman      Pro Forma
                                             Acquisition      Historical    Acquisition        Conseco
                                             -----------      ----------    -----------        -------
Revenues:
  Insurance policy income                     $633.9           $ 26.3          ($.2) (1)     $660.0
  Investment activity:
     Net investment income                     142.4            160.8           (.3) (2)      302.4
                                                                                (.5) (2)
     Net trading loss                           (2.4)                                          (2.4)
     Net realized gain (loss)                   (7.4)             5.1          (3.9) (2)       (6.2)
  Fee and commission revenue                    28.1                                           28.1
  Equity in earnings of CCP Insurance, Inc.     17.2                            (.1) (2)       17.1
  Equity in earnings of Western National
     Corporation                                20.3                                           20.3
  Other income                                    .2              2.7                           2.9
                                               -----           ------          ----         -------
         Total revenues                        832.3            194.9          (5.0)        1,022.2
                                               -----           ------          ----         -------
Benefits and expenses:
  Insurance policy benefits and change in
     future policy benefits                    476.7             16.3                         493.0
  Interest expense on annuities and financial
    products                                    32.8            102.8                         135.6
  Interest expense on long-term debt            24.2              4.1          11.1  (3)       39.4
  Interest expense on short-term debt            4.9                                            4.9
  Amortization related to operations            64.0             19.5           1.4  (1)       87.2
                                                                                2.3  (4)
  Amortization and change in future policy
    benefits related to realized gains           (.3)             2.8          (1.8) (5)         .7
  Other operating costs and expenses           103.6             17.3                         120.9
                                               -----           ------          ----         -------
         Total benefits and expenses           705.9            162.8          13.0           881.7
                                               -----           ------          ----         -------
         Income before income taxes, minority
           interest and extraordinary charge   126.4             32.1         (18.0)          140.5

Income tax expense                              37.7             10.3          (5.5) (6)       42.5
                                               -----           ------          ----         -------

                                        (Continued on next page)

      The accompanying notes are an integral part of the pro forma consolidated financial statements.


                                      CONSECO, INC. AND SUBSIDIARIES

                              PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                             For the Six Months Ended June 30, 1994, continued
                              (Dollars in millions, except per share amounts)
                                                (Unaudited)

                                              Pro Forma                      Pro Forma
                                               Conseco                      Adjustments
                                             Before the                     Relating to
                                              Statesman        Statesman   the Statesman      Pro Forma
                                             Acquisition      Historical    Acquisition        Conseco
                                             -----------      ----------    -----------        -------

         Income before minority interest and
           extraordinary charge                 88.7             21.8         (12.5)           98.0

Less minority interest                          22.6              4.5            .7  (7)       29.0
                                                                               (1.1) (8)
                                                                                2.3  (9)
                                             -------            -----        ------           -----
         Income before extraordinary charge  $  66.1            $17.3        ($14.4)          $69.0
                                             =======            =====        ======           =====

Earnings before extraordinary charge
  per common share and common
  equivalent share:
       Primary:
          Weighted average shares         27,396,000                                     27,396,000
                                          ==========                                     ==========
          Earnings before extraordinary
            charge                             $2.07                                          $2.18
                                               =====                                          =====
       Fully diluted:
          Weighted average shares         31,905,000                                     31,905,000
                                          ==========                                     ==========
          Earnings before extraordinary
            charge                             $2.07                                          $2.16
                                               =====                                          =====












      The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                      CONSECO, INC. AND SUBSIDIARIES

                              PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                   For the Year Ended December 31, 1993
                              (Dollars in millions, except per share amounts)
                                                (unaudited)

                                              Pro Forma                      Pro Forma
                                               Conseco                      Adjustments
                                             Before the                     Relating to
                                              Statesman       Statesman    the Statesman     Pro Forma
                                             Acquisition     Historical     Acquisition       Conseco
                                             -----------     ----------     -----------       -------
Revenues:
  Insurance policy income                    $1,272.7          $50.0           ($.4)(1)     $1,322.3
  Investment activity:
    Net investment income                       279.5          298.9            (.2)(2)        577.1
                                                                               (1.1)(2)
    Net trading income                           44.9                                           44.9
    Net realized gains                           64.9           24.8          (13.0)(2)         76.7
  Equity in earnings of CCP Insurance, Inc.      40.1                           (.2)(2)         39.9
  Equity in earnings of Western National
    Corporation                                  47.4                                           47.4
  Fee and commission revenue                     41.5                                           41.5
  Other income                                    1.4            5.5                             6.9
                                              -------          -----          -----          -------
       Total revenues                         1,792.4          379.2          (14.9)         2,156.7
                                              -------          -----          -----          -------
Benefits and expenses:
  Insurance policy benefits and change in future
    policy benefits                             943.2           31.7                           974.9
  Interest expense on annuities and financial
    products                                     75.4          195.9                           271.3
  Interest expense on long-term debt             54.4            6.1           24.4 (3)         84.9
  Interest expense on short-term debt             4.4                                            4.4
  Amortization related to operations            134.2           31.7            4.4 (1)        174.9
                                                                                4.6 (4)
  Amortization and change in future policy
    benefits related to realized gains           47.6            9.8           (3.2)(5)         54.2
  Other operating costs and expenses            219.6           35.5                           255.1
                                              -------          -----          -----          -------
       Total benefits and expenses            1,478.8          310.7           30.2          1,819.7
                                              -------          -----          -----          -------
       Income before income taxes, minority
         interest and extraordinary charge      313.6           68.5          (45.1)           337.0

Income tax expense                               99.0           22.5          (13.1) (6)       108.4
                                              -------          -----          -----          -------

                                         (Continued on next page)

      The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                      CONSECO, INC. AND SUBSIDIARIES

                              PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                              For the Year Ended December 31, 1993, continued
                              (Dollars in millions, except per share amounts)
                                                (unaudited)

                                              Pro Forma                      Pro Forma
                                               Conseco                      Adjustments
                                             Before the                     Relating to
                                              Statesman       Statesman    the Statesman     Pro Forma
                                             Acquisition     Historical     Acquisition       Conseco
                                             -----------     ----------     -----------       -------
       Income before minority interest and
         extraordinary charge                   214.6            46.0         (32.0)           228.6

Less minority interest                           56.3             8.8           (.9) (7)        66.1
                                                                               (2.2) (8)
                                                                                4.1  (9)
                                              -------         -------        ------         --------
       Income before extraordinary charge     $ 158.3         $  37.2        ($33.0)        $  162.5
                                              =======         =======        ======         ========

Earnings before extraordinary charge per common share and common equivalent share:

       Primary:
          Weighted average shares          29,245,000                                     29,245,000
                                           ==========                                     ==========
          Earnings before extraordinary
            charge                              $4.71                                          $4.85
                                                =====                                          =====
       Fully diluted:
          Weighted average shares          33,495,000                                     33,495,000
                                           ==========                                     ==========
          Earnings before extraordinary
            charge                              $4.62                                          $4.75
                                                =====                                          =====













      The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                      CONSECO, INC. AND SUBSIDIARIES

                                   PRO FORMA CONSOLIDATED BALANCE SHEET
                                               June 30, 1994
                                           (Dollars in millions)

                                                                             Pro Forma
                                                                            Adjustments
                                                                            Relating to
                                               Conseco       Statesman     the Statesman     Pro Forma
                                             as Reported     Historical     Acquisition       Conseco
                                             -----------     ----------     -----------       -------
Assets
  Investments:
    Fixed maturities:
       Actively managed                      $2,788.5       $2,612.0      $1,240.5 (10)     $6,641.0
       Held to maturity                             -        1,396.0      (1,240.5)(10)           -
                                                                            (155.5)(11)
    Equity securities                            14.7           22.6                            37.3
    Mortgage loans                               77.2           71.0            .9 (11)        149.1
    Credit-tenant loans                          46.0                                           46.0
    Policy loans                                116.9           58.1                           175.0
    Investment in CCP Insurance, Inc.           218.1                                          218.1
    Investment in Western National Corporation  193.1                                          193.1
    Other invested assets                        49.2           18.6                            67.8
    Trading account securities                   27.8                                           27.8
    Short-term investments                      472.0          110.5           2.3 (12)        595.8
                                                                             422.0 (12)
                                                                            (380.8)(13)
                                                                             (30.2)(14)
    Assets held in separate accounts             73.7           10.7                            84.4
                                             --------       --------        ------         ---------

         Total investments                    4,077.2        4,299.5        (141.3)          8,235.4

  Cash                                              -            2.3          (2.3)(12)           -
  Accrued investment income                      56.9           56.7                           113.6
  Reinsurance receivables                        39.4                                           39.4
  Deferred income taxes                          48.0           45.3          14.8 (15)        108.1
  Cost of policies purchased                    621.6                        478.2 (16)      1,099.8
  Cost of policies produced                     216.7          346.2        (346.2)(17)        216.7
  Goodwill                                      316.0            2.8         244.3 (18)        563.1
  Property and equipment                         74.3            9.9           2.2 (11)         86.4
  Securities segregated for the future
    redemption of preferred stock of
    wholly owned subsidiary                         -           36.9          (1.1)(11)         35.8
  Other assets                                  149.3           20.2          (5.2)(19)        164.3
                                             --------       --------        ------         ---------
         Total assets                        $5,599.4       $4,819.8        $243.4         $10,662.6
                                             ========       ========        ======         =========



      The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                      CONSECO, INC. AND SUBSIDIARIES

                                   PRO FORMA CONSOLIDATED BALANCE SHEET
                                               June 30, 1994
                                           (Dollars in millions)

                                                                              Pro Forma
                                                                             Adjustments
                                                                             Relating to
                                              Conseco        Statesman      the Statesman    Pro Forma
                                            as Reported     Historical       Acquisition      Conseco
                                            -----------     ----------       -----------      -------
Liabilities:
  Insurance liabilities                     $3,527.6       $4,479.4                        $8,007.0
  Investment borrowings                        189.7                                          189.7
  Other liabilities                            258.2           46.4           22.5 (20)       353.7
                                                                              (3.5)(21)
                                                                              30.1 (22)
  Liabilities related to separate accounts      72.9           10.7                            83.6
  Long-term debt                               230.5                                          230.5
  Notes payable of CCP II entities, not
    direct obligations of Conseco                  -          124.0          182.8 (23)       306.8
  Notes payable of BLH, not direct
    obligations of Conseco                     279.7                                          279.7
                                            --------       --------      --------         ---------
       Total liabilities                     4,558.6        4,660.5          231.9          9,451.0
                                            --------       --------      --------         ---------
Minority interest                              185.9           95.4           67.1 (24)       354.4
                                                                               6.0 (25)
Redeemable preferred stock                         -            3.7           (3.7)(26)           -

Shareholders' equity:
  Preferred stock                              287.5                                          287.5
  Series Preferred Stock                           -             .3            (.3)(26)
  Common stock and additional
     paid-in capital                           172.4           65.5          (65.5)(26)       172.4
  Unrealized depreciation                     (118.5)         (99.9)          99.9 (26)      (118.5)
  Retained earnings                            513.5           94.3          (94.3)(26)       515.8
                                                                               2.3 (14)
                                            --------       --------      --------         ---------
       Total shareholders' equity              854.9           60.2         (57.9)            857.2
                                            --------       --------      --------         ---------
       Total liabilities and
          shareholders' equity              $5,599.4       $4,819.8      $  243.4         $10,662.6
                                            ========       ========      ========         =========

      The accompanying notes are an integral part of the pro forma consolidated financial statements.

                                      CONSECO, INC. AND SUBSIDIARIES

                                            NOTES TO PRO FORMA
                                     CONSOLIDATED FINANCIAL STATEMENTS
                                                (Unaudited)

BASIS OF PRESENTATION

       On September 29, 1994, Conseco Capital Partners II, L.P. ("CCP II"), a Delaware limited partnership, completed the acquisition (the "Acquisition") of The Statesman Group, Inc. ("Statesman"). After the Acquisition and related financing transactions, CCP II owns approximately 80 percent of the outstanding shares of Statesman's common stock. Conseco, Inc. ("Conseco") formed CCP II in February 1994 with several other investors for the purpose of investing in acquisitions of annuity, life and accident and health insurance companies and related businesses. Conseco Partnership Management, Inc., a wholly owned subsidiary of Conseco, is the sole general partner of CCP II. Because a subsidiary of Conseco is the sole general partner of CCP II, Conseco controls CCP II and Statesman. Accordingly, Conseco's consolidated financial statements will include the accounts of CCP II and Statesman. Conseco, through its direct investment and through its equity interest in the investments made by Bankers Life Holding Corporation ("BLH"), CCP Insurance, Inc. ("CCP Insurance") and Western National Corporation ("WNC"), has a 27 percent ownership interest in Statesman. The remaining 73 percent ownership interest in Statesman is described as the "Statesman Minority Interest."

       The unaudited pro forma consolidated statements of operations of Conseco for the year ended December 31, 1993, and the six months ended June 30, 1994, present the consolidated operating results for Conseco as if the Acquisition had occurred on January 1, 1993. The unaudited pro forma consolidated balance sheet as of June 30, 1994, gives effect to the Acquisition as if it had occurred on June 30, 1994. The historical statement of operations data for Conseco set forth in the unaudited pro forma consolidated statements of operations for the year ended December 31, 1993, and for the six months ended June 30, 1994, under the column "Pro Forma Conseco Before the Statesman Acquisition", to which the pro forma adjustments for the Acquisition are being applied, already reflect the prior application of certain pro forma adjustments for the following transactions, all of which occurred prior to June 30, 1994, as if such transactions had occurred on January 1, 1993: the initial public offering of WNC, the initial public offering of BLH, the purchase by Conseco of 13.3 million additional shares of BLH common stock in September 1993 and the purchase by Conseco of 2.0 million additional shares of CCP Insurance common stock in September 1993. These pro forma adjustments are set forth in Exhibit
99.1 to Conseco's Form 10-Q for the quarterly period ended June 30, 1994.

       The unaudited pro forma consolidated financial statements should be read in conjunction with the accompanying notes, the historical financial statements and notes thereto of Conseco, the historical financial statements of Statesman as of June 30, 1994, and for the six months then ended and for the year ended December 31, 1993 included in Item 7(a) herein, and the unaudited pro forma financial information of Conseco as of June 30, 1994, and for the six months then ended and for the year ended December 31, 1993, contained in Exhibit 99.1 to Conseco's Form 10-Q for the quarterly period ended June 30, 1994. Certain amounts from the prior periods have been reclassified to conform to the current presentation.

PRO FORMA ADJUSTMENTS

Transactions Relating to the Acquisition of Statesman

       The Acquisition was consummated pursuant to an Agreement and Plan of Merger dated May 1, 1994, providing for the merger of Statesman with a subsidiary of CCP II. Statesman's former stockholders received $15.25 in cash per common equivalent share plus a contingent payment right to receive up to another $2.00 in cash per common equivalent share ("the Contingent Consideration") based on the outcome of Statesman's pending litigation against the U.S. Government concerning Statesman's former savings bank subsidiary (the "Government Litigation").

       The Acquisition and related transactions were funded with: (i) $45.0 million of cash contributions made to CCP II by its partners (including $7.2 million provided by wholly owned subsidiaries of Conseco, $1.8 million by BLH, $1.8 million by CCP Insurance and $3.6 million by WNC), (ii) $57.0 million in cash from the sale in a private placement of the payment-in-kind preferred stock of Statesman (the "Statesman PIK Preferred Stock") (including $25.9 million purchased by BLH and $24.0 million purchased by CCP Insurance), (iii) $150.0 million in cash from the sale in a public offering by ALHC Merger Corporation, a subsidiary of CCP II which was merged into American Life Holding Company ("ALHC"), a wholly owned subsidiary of Statesman, of its 11-1/4% Senior Subordinated Notes due 2004 (the "ALHC Senior Subordinated Notes") and (iv) $200.0 million in cash from a senior secured loan (the "ALHC Senior Term Loan") obtained by ALHC Merger Corporation (collectively referred to herein as the "Statesman Financing"). The sources and uses of this financing are summarized below (dollars in millions).

    Sources of Funds:
        ALHC Senior Term Loan:
           Borrowed upon closing of the Acquisition                                      $170.0
           Borrowed upon determination of Government Litigation                            30.0   (i)
        ALHC Senior Subordinated Notes                                                    150.0
        Statesman PIK Preferred Stock                                                      57.0
        Common equity contribution from CCP II                                             45.0
                                                                                         ------
                  Total sources                                                          $452.0
                                                                                         ======

    Uses of Funds:
        Payment of cash consideration to acquire Statesman                               $314.1   (ii)
        Payment upon determination of Government Litigation                                30.1   (i)
        Repayment of bank indebtedness of a subsidiary of Statesman                        55.5   (iii)
        Transaction fees and expenses                                                      14.8
        Purchase of surplus note from American Life and Casualty
           Insurance Company ("American Life"), Statesman's
           principal operating subsidiary                                                  24.0
        Cash retained                                                                      13.5
                                                                                         ------
                  Total uses                                                             $452.0
                                                                                         ======

(i) In the event of an unfavorable determination of the Government Litigation, $30.1 million would be paid to the holders of Statesman's 1988 Series I and II Preferred Stock $1 Par (the "Statesman 1988 Series Preferred Stock"), which is currently held by the U.S. Government. In the event of a favorable determination of this litigation, the same amount, representing a portion of the Contingent Consideration, would be paid to the other former stockholders of Statesman.

(ii) This amount assumes conversion of all outstanding 6-1/4% Convertible Subordinated Debentures due 2003 of Statesman (the "Convertible Debentures"), which are convertible into an aggregate of 4,528,125 shares of Statesman common stock. To the extent that any holders of the Convertible Debentures do not convert such securities, the proceeds which would have been used to pay such holders will be held in escrow until the Convertible Debentures are converted by the holders, are redeemed by Statesman, or mature.

(iii) A subsidiary of Statesman was the borrower under a credit facility with an outstanding balance of $51.9 million at June 30, 1994. The outstanding balance under this facility (which totalled $55.5 million at the Acquisition date) was repaid with a portion of the proceeds from the Statesman Financing.

       The pro forma adjustments are applied to the historical consolidated financial statements of Conseco and Statesman to account for the Acquisition using the purchase method of accounting. Under purchase accounting, the total purchase cost of Statesman will be allocated to the assets and liabilities acquired based on their relative fair values as of the date of acquisition, with any excess of the total purchase cost over the fair value of the assets acquired less the fair value of the liabilities assumed recorded as goodwill. The cost allocations will be based on appraisals and other studies, which are not yet completed. Accordingly, the final allocations will be different from the amounts reflected herein. Although the final allocations will differ, the pro forma consolidated financial statements reflect management's best estimate based on currently available information.

       Adjustments to give effect to the Acquisition and related transactions are summarized as follows:

       (1) Amortization of deferred acquisition costs and the recognition of deferred revenues for policies sold by Statesman prior to January 1, 1993, are replaced with the amortization of cost of policies purchased (amortized in relation to estimated profits on the policies purchased with interest equal to the liability or contract rates ranging from 5.3% to 8.2%). See Note 16 below.

       (2) Net investment income and net realized gains of Statesman are adjusted to include the effect of the restatement of (i) fixed maturities, (ii) mortgage loan investments and (iii) interest rate swap and collar agreements to estimated fair value as of January 1, 1993, the assumed date of the Acquisition. The reported value and estimated fair value of fixed maturities, mortgage loan investments and interest rate swap and collar agreements as of January 1, 1993, are as follows (dollars in millions):

                                                                        Reported      Estimated
                                                                          Value      Fair Value
                                                                          -----      ----------
    Fixed maturities                                                    $2,910.6      $2,980.0
    Mortgage loan investments                                               87.1          88.2
    Interest rate swap and collar agreements                                 (.7)         (7.5)

       In addition, net investment income is reduced to reflect the reduction in short-term investments in connection with the purchase of investments in CCP II and the Statesman PIK Preferred Stock by Conseco and its consolidated subsidiaries. Additionally, equity in earnings of CCP Insurance is reduced to reflect the reduction in net investment income as a result of its investment in CCP II and the Statesman PIK Preferred Stock.

       No additional investment income is assumed to be earned on the cash retained from the proceeds of the Statesman Financing after payment of the costs of the Acquisition and related transactions. Pro forma net realized gain
(loss) represents the difference between (i) the actual proceeds from the sales of investments and (ii) the fair value of the investments as of the assumed date of the Acquisition, adjusted for the accretion of discount or premium based on the new cost basis.

       (3) Interest expense is adjusted to reflect the following transactions as if they occurred as of the assumed date of the Acquisition:

                                                                                       Six Months
                                                                    Year Ended            Ended
                                                                 December 31, 1993    June 30, 1994
                                                                 -----------------    -------------
    Use of proceeds to repay certain bank
        indebtedness of a subsidiary of Statesman                      $(2.4)           $(1.6)
    The assumed conversion of all of the Convertible Debentures         (3.3)            (2.4)
    The borrowings under the ALHC Senior Term Loan (i)                  12.1              6.1
    The issuance of the ALHC Senior Subordinated Notes (ii)             16.9              8.4
    Amortization of debt issuance costs (iii)                            1.1               .6
                                                                       -----            -----
                                                                       $24.4            $11.1
                                                                       =====            =====

          (i) Based on borrowings of $170.0 million ($130.0 million at an assumed interest rate of 7.0% and $40.0 million at an assumed interest rate of 7.5%).

         (ii) Based on a principal amount of $150.0 million at an assumed interest rate of 11.25%.

         (iii) Based on debt issuance costs of $6.8 million and $8.0 million related to the ALHC Senior Subordinated Notes and the ALHC Senior Term Loan, respectively, which are amortized at a level yield over the term of such debt.

       A change in interest rates on the ALHC Senior Term Loan of .5% would result in (i) an increase (or decrease) in pro forma interest expense of $.9 million and $.4 million for the year ended December 31, 1993 and the six months ended June 30, 1994, respectively, and (ii) a decrease (or increase) in pro forma net income of $.1 million and $.1 million for the same respective periods. Under the terms of the ALHC Senior Term Loan, $30 million will remain available to borrow at a later date when needed to pay a portion of the Contingent Consideration or to pay to the holders of the Statesman 1988 Series Preferred Stock upon the determination of the Government Litigation. If such $30 million were outstanding during 1993 and the six months ended June 30, 1994 (with an assumed interest rate of 7.0% during such periods), pro forma interest expense would increase by $2.1 million and $1.1 million, respectively, and pro forma net income would decrease by $.3 million and $.2 million, respectively.

       (4) Amortization of goodwill calculated as of January 1, 1993 is recognized over a 40-year period on a straight-line basis.

       (5) Anticipated returns, including realized gains and losses, from the investment of policyholder balances are considered in determining the amortization of the cost of policies purchased. Amortization of cost of policies purchased is adjusted to reflect amortization related to pro forma realized gains by Statesman during the period.

       (6) All applicable pro forma adjustments to operations are tax effected at the appropriate rate. Additionally, for the year ended December 31, 1993, income tax expense is increased by $1.1 million to reflect the effect of the increase in the corporate income tax rate to 35% from 34% on adjustments to deferred income tax liabilities resulting from pro forma adjustments.

       (7) The Statesman Minority Interest in the earnings of Statesman is recognized.

       (8) After the Acquisition, investment advisory services are provided to Statesman by a subsidiary of Conseco. Statesman's historical net investment income is not reduced to reflect the advisory fees to be paid under the agreement in excess of investment expenses incurred prior to the Acquisition, since, in accordance with GAAP, such intercompany fees are eliminated in consolidation. Minority interest, however, is adjusted to charge the Statesman Minority Interest for its portion of such investment advisory fees. Net investment income is not increased to reflect any additional investment income and realized gains which may be earned as a result of services provided by the Conseco subsidiary.

       (9) All investors in the Statesman PIK Preferred Stock, other than BLH and CCP Insurance to the extent of Conseco's interest therein, have approximately a 56 percent ownership interest in such Statesman PIK Preferred Stock (the "Statesman PIK Preferred Minority Interest"). Income is reduced to reflect the dividends accrued on the Statesman PIK Preferred Stock attributable to the Statesman PIK Preferred Minority Interest.

       (10) After the Acquisition, all existing fixed maturity investments are classified as available-for-sale. Fixed maturities previously classified as held-to-maturity are reclassified as available-for-sale.

       (11) Statesman's fixed maturity investments, mortgage loans, property and equipment and securities segregated for the future redemption of preferred stock of a wholly owned subsidiary are restated to market value as of the assumed date of the Acquisition.

       (12) After the Acquisition, all cash is invested in short-term investments. Short-term investments are increased to reflect the gross proceeds from the Statesman Financing.

       (13) Short-term investments are reduced for the amounts distributed related to the Acquisition.

       (14) Short-term investments are reduced to reflect the investment of Conseco and its consolidated subsidiaries in CCP II related to the Acquisition and in Statesman PIK Preferred Stock, offset by fees of $4.9 million paid to Conseco. Retained earnings is increased by $2.3 million to reflect net income attributable to the fees collected from the Statesman Minority Interest.

       (15) All of the applicable pro forma balance sheet adjustments are tax effected at the appropriate rate.

       (16) Cost of policies purchased reflects the estimated fair value of the business in force and represents the portion of the cost to acquire Statesman that is allocated to the value of the right to receive future cash flows from insurance contracts existing as of the assumed date of the Acquisition. Such value is the present value of the actuarially determined projected cash flows from the acquired policies.

       The 15% discount rate used to determine such value is the rate of return required by CCP II to invest in the business being acquired. In determining such rate of return, the following factors are considered:

            -- The magnitude of the risks associated with each of the actuarial assumptions used in determining expected future cash flows.

            -- Cost of capital available to fund the acquisition.

            -- The perceived likelihood of changes in insurance regulations and tax laws.

            -- Complexity of the acquired company.

            -- Prices paid (i.e., discount rates used in determining
               valuations) on similar blocks of business sold recently.

       The value allocated to cost of policies purchased is based on a preliminary valuation; accordingly, this allocation may be adjusted upon final determination of such value. On a pro forma basis, assuming that the Acquisition occurred as of June 30, 1994, expected gross amortization using current assumptions and accretion of interest based on an interest rate equal to the liability or contract rate (such rates ranging from 5.3% to 7.7%) for each of the years in the five-year period ending June 30, 1999 is as follows (dollars in millions):

            Year ended    Beginning         Gross        Accretion         Net           Ending
              June 30      Balance      Amortization    of Interest   Amortization      Balance
              -------      -------      ------------    -----------   ------------      -------
               1995         $478.2           $68.5          $24.9          $43.6         $434.6
               1996          434.6            69.6           22.0           47.6          387.0
               1997          387.0            65.7           19.5           46.2          340.8
               1998          340.8            61.4           17.1           44.3          296.5
               1999          296.5            56.2           14.8           41.4          255.1

       (17) Deferred acquisition costs of Statesman are eliminated since such amounts are reflected in the determination of the cost of policies purchased.

       (18) Goodwill reflects the excess of cost of investment in Statesman over the net assets acquired.

       (19) Several deferred costs of Statesman that are not relevant after the acquisition are eliminated as of the assumed date of the Acquisition.

       (20) A liability is established to reflect the fair value of interest rate swap and collar agreements of Statesman outstanding as of the assumed date of the Acquisition. The fair value was determined based on estimates obtained from an unaffiliated dealer in such instruments.

       (21) Deferred revenues on certain life insurance and annuity policies of Statesman are eliminated, since such amounts are reflected in the determination of the cost of policies purchased.

       (22) A liability is established for the amount payable when the outcome of the Government Litigation is determined.

       (23) Long-term debt is reduced as of June 30, 1994 to reflect the repayment of the bank debt of a subsidiary of Statesman (with a principal balance as of June 30, 1994 of $51.9 million), repayment of notes payable issued by Statesman's employee stock ownership plan (principal balance as of June 30, 1994 of $4.0 million) and the assumed conversion and retirement of the Convertible Debentures. Additionally, long-term debt is increased to reflect
(i) $170.0 million gross proceeds from the ALHC Senior Term Loan and (ii) $150.0 million gross proceeds from the ALHC Senior Subordinated Notes, reduced by $14.8 million to reflect the costs associated with the issuance of such debt. Under the terms of the ALHC Senior Term Loan, $30.0 million will remain available to borrow when needed to pay a portion of the Contingent Consideration or to pay to the holder of the Statesman 1988 Series Preferred Stock upon the determination of the Government Litigation. See Note 22 above.

       (24) An adjustment is made to reflect the Statesman Minority Interest in the common equity of Statesman and the Statesman PIK Preferred Minority Interest related to the Statesman PIK Preferred Stock.

       (25) The carrying value of the preferred stock of a wholly owned subsidiary of Statesman is adjusted to its estimated fair value as of the assumed date of the Acquisition.

       (26) The prior shareholders' equity and the redeemable preferred stock of Statesman are eliminated in conjunction with the Acquisition and related transactions.

ITEM 7(c).       EXHIBIT.

                 (c)  Exhibits

                      2.1 Agreement and Plan of Merger dated as of May 1, 1994 by and among Conseco Capital Partners II, L.P., CCP II Acquisition Company and The Statesman Group, Inc.

                      4.12 Indenture dated as of September 29, 1994 between ALHC Merger Corporation and LTCB Trust Company and First Supplemental Indenture dated as of September 29, 1994 between American Life Holding Company and the Trustees for the 11-1/4% Senior Subordinated Notes due 2004.

                               The document defining the rights of the holders of the Senior Term Loan obtained by ALHC Merger Corporation (the "ALHC Senior Term Loan") as described in Item 2 has been omitted as an exhibit to the Form 8-K, pursuant to Item 601(b)(4)(iii) of Regulation S-K, because the total amount of the ALHC Senior Term Loan is less than 10 percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby undertakes to furnish copies of such documents to the Commission upon request.

                                      CONSECO, INC. AND SUBSIDIARIES




                                                 SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                           CONSECO, INC.


  Dated: October 13, 1994                   By: /s/ ROLLIN M. DICK
                                                --------------------
                                                Rollin M. Dick
                                                Executive Vice President and
                                                Chief Financial Officer
                                                (authorized officer and
                                                 principal financial officer)